SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant☒
Filed by a Party other than the Registrant☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12

ADVOCAT INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The amount on which the filing fee is calculated is $12,100,000, the aggregate cash to be received by the registrant. It was determined pursuant to Exchange Act Section 14(c). The filing fee of $979 is calculated based on $80.90 per million.

(4)	Proposed maximum aggregate value of transaction: $12,100,000

(5)	Total fee paid: $979

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ADVOCAT INC.
277 Mallory Station Road, Suite 130
Franklin, Tennessee 37067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 3, 2003

Notice is hereby given that the Special Meeting of Stockholders of Advocat Inc. (the “Company”) will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238, on Monday, November 3, 2003, at 10:30 a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the sale of all of the stock of Diversicare Canada Management Services Co., Inc., our indirect, wholly-owned Canadian Subsidiary to DCMS Holdings Inc. pursuant to the Share Purchase Agreement dated as of August 25, 2003; and

2.	To transact such other business as may properly come before the special meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 22, 2003 will be entitled to vote at the special meeting.

     The Company’s board of directors urges all stockholders of record to exercise their right to vote at the special meeting personally or by proxy. Accordingly, we are sending you the accompanying Proxy Statement and the enclosed proxy card.

     Your attention is directed to the Proxy Statement accompanying this notice for a statement regarding matters to be acted upon at the special meeting.

By Order of the Board of Directors,

/s/ L. Glynn Riddle, Jr., Secretary

Franklin, Tennessee
October 6, 2003

YOUR REPRESENTATION AT THE SPECIAL MEETING OF STOCKHOLDERS IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT.

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING
THE SPECIAL MEETING
Time and Place
Proposals
Record Date; Voting at the Special Meeting
Quorum; Vote Required for Approval
Voting and Revocation of Proxies
Solicitation of Proxies
No Dissenters’ Right of Appraisal
Other Matters
PROPOSAL NO. 1
APPROVAL OF THE SALE OF OUR INDIRECT WHOLLY-OWNED CANADIAN SUBSIDIARY
The Companies
Advocat Inc.
Diversicare Canada Management Services Co., Inc.
DCMS Holdings Inc.
Background of the Transaction
Summary of Competing Offers
Reasons for the Transaction: Our Board of Directors Recommends the Transaction
Effect of the Transaction on Our Stockholders
Use of Net Cash Proceeds
Accounting Treatment of the Sale
Material Income Tax Consequences to Us of the Sale
Plans after the Sale of our Canadian Operations
Interest of Certain Persons in the Sale of Diversicare Canada
Regulatory Matters
DESCRIPTION OF THE SHARE PURCHASE AGREEMENT
Closing
Sale of the equity of Diversicare Canada Management Services Co., Inc.
Purchase Price
Adjustments to Purchase Price
Representations and Warranties
Covenants of Vendor, Advocat and Diversicare Canada Prior to Closing
Certain Covenants and Additional Understandings
Conditions Precedent to Holdings’ Obligations
Conditions Precedent to the Vendor’s Obligations
Satisfaction of Conditions
Survival of Representations and Warranties, Indemnification
Amendments and Waivers
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS
ADVOCAT INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS
ANNEX A -- SHARE PURCHASE AGREEMENT

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING	6
THE SPECIAL MEETING	12
Time and Place	12
Proposals	12
Record Date; Voting at the Special Meeting	12
Quorum; Vote Required for Approval	12
Voting and Revocation of Proxies	13
Solicitation of Proxies	13
No Dissenters’ Right of Appraisal	13
Other Matters	13
PROPOSAL NO. 1 APPROVAL OF THE SALE OF OUR INDIRECT WHOLLY-OWNED CANADIAN SUBSIDIARY	14
The Companies	14
Advocat Inc.	14
Diversicare Canada Management Services Co., Inc.	14
DCMS Holdings Inc.	14
Background of the Transaction	15
Summary of Competing Offers	17
Reasons for the Transaction: Our Board of Directors Recommends the Transaction	17
Effect of the Transaction on Our Stockholders	19
Use of Net Cash Proceeds	20
Accounting Treatment of the Sale	20
Material Income Tax Consequences to Us of the Sale	20
Plans after the Sale of our Canadian Operations	21
Interest of Certain Persons in the Sale of Diversicare Canada	21
Regulatory Matters	22
DESCRIPTION OF THE SHARE PURCHASE AGREEMENT	22
Closing	22
Sale of the equity of Diversicare Canada Management Services Co., Inc.	22
Purchase Price	22
Adjustments to Purchase Price	23
Representations and Warranties	24
Covenants of Vendor, Advocat and Diversicare Canada Prior to Closing	26
Certain Covenants and Additional Understandings	28
Conditions Precedent to Holdings’ Obligations	29
Conditions Precedent to the Vendor’s Obligations	30
Satisfaction of Conditions	31
Survival of Representations and Warranties, Indemnification	31
Amendments and Waivers	33
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS	34
ADVOCAT INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	36

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	40
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET	40
WHERE YOU CAN FIND MORE INFORMATION	41
OTHER MATTERS	42
DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS	42
ANNEX A -- SHARE PURCHASE AGREEMENT	A-1

ADVOCAT INC.
PROXY STATEMENT

SUMMARY TERM SHEET

This summary term sheet highlights selected information regarding the special meeting and terms of the transaction from the proxy statement and does not contain all the information that is important to you and is qualified in its entirety by reference to the more detailed information contained elsewhere in this proxy statement and in the annexes to this proxy statement. To understand the proposed transaction fully and for a more complete description of the terms of the transaction, you should read carefully this entire proxy statement, the Share Purchase Agreement and the other documents to which we have referred you. In this document, all comparisons of Canadian dollars to United States dollars are based on the exchange rate as of September 18, 2003, unless otherwise stated. In this document, “we,” “us,” “our,” and “Company” refer to Advocat Inc. and its affiliates and “you” refers to the Advocat Inc. stockholders.

The Special Meeting

Place, Date and Time (Page 12)	The special meeting of stockholders will be held on Monday, November 3, 2003 at 10:30 a.m., local time, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238

Purpose of the Special Meeting (Page 12)	At the special meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Share Purchase Agreement pursuant to which Advocat will sell all of the outstanding stock of its wholly-owned subsidiary, Diversicare Canada Management Services Co., Inc. to DCMS Holdings Inc.

Who can Vote at the Special Meeting (Page 12)	Only stockholders of record as of the close of business on September 22, 2003 are entitled to receive notice of and to vote at the special meeting.

Vote Required to Approve and Adopt the Share Purchase Agreement (Page 12)	Approval and adoption of the Share Purchase Agreement requires the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. Each stockholder is entitled to one vote per share of common stock held as of the record date. As of the record date, Advocat had 5,493,287 shares of common stock issued and outstanding held of record by approximately 334 stockholders.

The Companies (Page 14)

Advocat Inc. 277 Mallory Station Road Suite 130 Franklin, Tennessee 37067	We provide long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast, and three Canadian provinces. Our facilities provide a range of health care services to our patients and residents. In addition to the nursing, personal care and social services usually provided in long-term care facilities, we offer a variety of comprehensive rehabilitation services as well as medical supply and nutritional support services.

As of August 31, 2003, Advocat, including its Canadian subsidiary, operates 96 facilities, consisting 48 nursing homes and 14 assisted living facilities in the United States and 14 nursing homes and 20 assisted living facilities in Canada. Advocat operates facilities in Alabama, Arkansas, Florida, Kentucky, North Carolina, Ohio, Tennessee, Texas, West Virginia and the Canadian provinces of Alberta, British Columbia and Ontario.

Diversicare Canada Management Services Co., Inc.	Diversicare Canada Management Services Co., Inc. is an indirect wholly-owned subsidiary of Advocat. Diversicare Canada Management Services Co. operates the 14 nursing homes and 20 assisted living facilities located in Canada. Two of the nursing homes are owned and twelve are managed. Three of the assisted living facilities are owned, five are leased and twelve are managed. These facilities are located in the Canadian provinces of Alberta, British Columbia and Ontario and represent all of Advocat’s Canadian operations.

DCMS Holdings Inc. 2800-14th Avenue, Suite 500M Markham, Ontario L3R 0E4	DCMS Holdings Inc. is a newly formed privately held company which was incorporated on July 18, 2003 under the laws of the Province of Ontario Canada. DCMS Holdings operates out of the City of Toronto and is actively involved in seeking the acquisition, development and growth of nursing homes and related businesses and services in Canada. The acquisition of our Canadian operations will be the first acquisition by DCMS Holdings.

DCMS Holdings has received investor commitment to allow DCMS Holdings to meet its closing purchase price payment obligations.

The Transaction

General (Page 22)	Under the Share Purchase Agreement, we have agreed to sell to DCMS Holdings all of the outstanding stock of our indirect wholly owned subsidiary, Diversicare Canada Management Services Co., Inc. Upon the closing, we will receive a cash payment of (Cdn.) $8.5 million (approximately U.S. $6.2 million). In addition, we will receive a promissory note under the terms of which DCMS Holdings will pay us a total of (Cdn.) $8 million (approximately U.S. $5.9 million) over a five year period.

Promissory Note (Page 23)	The promissory note includes payments of (Cdn.) $600,000 (approximately U.S. $440,000) on each of the first four anniversaries of the closing and (Cdn.) $5.6 million (approximately U.S. $4.1 million) on the fifth anniversary, subject to acceleration in certain circumstances. The promissory note does not accrue interest the first two years and accrues interest at 5% per annum in years three through five. Interest is payable semi-annually and compounds monthly. The promissory note is secured by a pledge of the stock of Diversicare Canada Management Services Co.

Working Capital Adjustment (Page 23)	The purchase price shall be adjusted on a dollar for dollar basis in the event that (i) current assets of Diversicare Canada Management Services Co. do not exceed its liabilities, excluding mortgage debt as defined in the Share Purchase Agreement, by (Cdn.) $3,600,000; (ii) Diversicare Canada Management Services Co. is in arrears under any of its obligations pertaining to certain specified leased real property; and (iii) standard real estate closing adjustments.

Certain Income Tax Consequences (Page 20)	The Transaction will be not be a taxable transaction to our stockholders for United States federal income tax purposes. However, the Transaction will be a taxable transaction to us for United States federal, state and Canadian income tax purposes. In general, we will recognize gain or loss on the Transaction equal to the difference, if any, between the amount realized from the transaction less our adjusted tax basis in the capital stock in Diversicare Canada Management Services Co. We currently expect that we will recognize a net gain for income tax purposes from the Transaction in both the U.S. and Canada.

Recommendation of the Board Of Directors; Reasons For the Transaction (Page 17)	The board of directors has approved the Share Purchase Agreement and recommends to our stockholders that they vote FOR the proposed transaction.

For a discussion of the circumstances surrounding the transaction and the factors considered by the board of directors in approving the Share Purchase Agreement, see “Terms of the Proposed Transaction — Recommendation of the Board of Directors; Reasons for the Transaction.”

Regulatory Approvals (Page 22)	The transaction must be approved by the Ministry of Health and Long Term Care under the Nursing Home Act (Ontario). DCMS Holdings and Diversicare Canada Management Services, Co are in the process of obtaining such approval. We do not know of any reason why The Minister of Health and Long Term Care would not approve the transaction, but we cannot be certain when or if DCMS Holdings will receive such approval.

The Share Purchase Agreement

Conditions to the Transaction (Page 29)	The Share Purchase Agreement includes a number of conditions that must be satisfied before the transaction may be consummated, including, among other things:

•	No order or injunction by a court or governmental authority prohibits or materially restricts or materially hinders the closing;

•	All of the consents required for the consummation of the transactions will have been obtained at or prior to the closing, including, but not limited to Advocat’s stockholder approval and approval of the Ministry of Health and Long Term Care;

•	No circumstance, event or change shall have occurred that has or could reasonably be expected to have a material adverse effect on Diversicare Canada Management Services Co.;

•	At closing, the Net Working Capital Calculation will be (Cdn.) $3,600,000;

•	Diversicare VI Limited Partnership transaction shall have closed or in the alternative DCMS Holdings will be satisfied that Diversicare Canada Management Services Co.’s 12.5% participation interest is as described and such participation interest cannot be terminated;

•	The parties will have executed and delivered an agreement outlining their respective rights in the name “Diversicare” (Advocat’s being exclusive to the U.S. and Diversicare Canada Management Services Co.’s being exclusive to Canada).

Non-Compete; Non-Solicitation (Page 28)	We have agreed that, for a period of five years after the closing, we will not, directly or indirectly, engage in any business activities competitive with or in the same line of business as Diversicare Canada Management Services Co. in any of the provinces of Canada.

In addition, for a period of five years after the closing, Advocat has agreed not to hire away or induce any other person to hire away any employee of Diversicare Canada Management Services Co. or its affiliates as of the closing unless such person has not been employed by Diversicare Canada Management Services Co. for at least one year.

Indemnification (Page 32)	Advocat and DCMS Holdings have each agreed to indemnify the other party against certain damages or losses incurred in connection with the Transaction.

Any claim for indemnification under the Share Purchase Agreement must be made within two years and nine months of closing, except with respect to claims (i) in connection with title to the capital stock of Diversicare Canada Management Services Co.; (ii) of intentional misrepresentations or fraud; and (iii) related to taxes of Diversicare Canada Management Services Co.

Neither party shall be entitled to any warranty claim until the aggregate of all damages, losses, liabilities and expenses incurred as a result of such warranty claim(s) is equal to at least (Cdn.) $50,000 and then only with respect to individual warranty claims of not less than (Cdn.) $5,000.

Termination (Page 22)	The Share Purchase Agreement shall terminate if the Transaction is not closed by February 28, 2004, unless an extension is consented to by both parties.

Amendment and Waiver (Page 33)	The Share Purchase Agreement may be amended or modified by the parties only by a written agreement signed by the parties. No waiver by any party will be deemed to extend to any prior or subsequent default.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

What is the purpose of the Special Meeting?

At our special meeting, the stockholders of the Company will be asked to vote on the proposed sale (the “Transaction”) of our indirect, wholly-owned Canadian subsidiary, Diversicare Canada Management Services Co., Inc.. (“Diversicare Canada”) to DCMS Holdings Inc. (“Holdings”) pursuant to the Share Purchase Agreement dated as of August 25, 2003.

When and where is the Special Meeting?

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Advocat Inc., a Delaware corporation, with its principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 (together with its subsidiaries, “Advocat” or the “Company”), to be used at the special meeting. The special meeting will be held on Monday, November 3, 2003, at 10:30 a.m. local time at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238.

Why are the Shareholders being asked to approve the transaction?

Under Section 271 of the Delaware General Corporation Law, the sale of “all or substantially all” of our assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock on the record date. We, in consultation with our legal counsel, have determined that the sale of our Canadian operations might be deemed to constitute a sale of “all or substantially all” of our assets under Section 271 of the Delaware General Corporation Law, based on interpretations of that term. The Share Purchase Agreement provides that, as a condition to the closing of the Transaction, we must obtain the consent of our shareholders. Therefore, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of our common stock on the record date must be obtained.

Why is our Company proposing to sell its Canadian Subsidiary?

We have been in default of certain covenants of our credit facility and our accountants have issued a “going concern” opinion on our financial statements for each year since the year ended December 31, 1999. As a result, our lenders have put pressure on us to reduce the amount of our outstanding debt. The board of directors believes that the sale of our Canadian subsidiary will allow us to concentrate our efforts on our United States operations and reduce our outstanding debt. We also believe that selling our Canadian operations at this time will allow us to maximize the value of these operations over what these operations may be sold for in the future.

How much will the proceeds be from the proposed Transaction and what will they be used for?

We will receive (Cdn.) $16.5 million (approximately U.S. $12.1 million) from the sale of Diversicare Canada. The proceeds from the sale of Diversicare Canada will be paid as follows: (Cdn.) $8.5 million (approximately U.S. $6.2 million) paid upon closing and (Cdn.) $8.0 million (approximately U.S. $5.9 million) by promissory note over 5 years. The payments under the promissory note will be (Cdn.) $600,000 (approximately U.S. $440,000) on each of the 1st, 2nd, 3rd and 4th anniversary of the closing and (Cdn.) $5.6 million (approximately U.S. $4.1 million) on the 5th anniversary of the closing. The proceeds, net of the expenses of the Transaction, will be used primarily to reduce the outstanding debt owed by the Company.

Will any of the proceeds received from the Transaction be distributed to our stockholders?

No. We will be required to use the proceeds (net of the expenses of the Transaction) to pay down our outstanding debt. We have had operating losses in each of the last five years and as of June 30, 2003 we have a $57.3 million working capital deficit. Under Section 170 of the Delaware General Corporation Law, a corporation may only pay dividends on its outstanding stock either out of its surplus or out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Company does not have a surplus nor has it had net profits in either fiscal 2002 or 2003. As a result, we are not permitted under Delaware law to pay any dividends to our stockholders.

When do we expect to close the Transaction?

We expect that the Transaction will close as soon as practicable upon receipt of the approval of the Ministry of Health and Long Term Care. It is unclear how long such approval will take, but it has been estimated to take 120 days or longer.

What will happen if the Transaction is not approved by our stockholders?

If the Transaction is not approved, we will not complete the proposed Transaction, we will continue to operate our Canadian operations and we will not have any proceeds to pay to our lenders. If we are unable to make a substantial payment to our lenders, there can be no assurance that the lenders will not take action with respect to remedies available to them as a result of our defaults under our various debt obligations, including but not limited to demanding payment in full and foreclosure on the assets securing such debt.

Following the sale of Diversicare Canada, what will the business of the Company consist of?

Following the sale of Diversicare Canada, we will continue to operate our United States nursing homes and assisted living facilities. Immediately following the Transaction, we will operate 48 nursing homes and 14 assisted living facilities located in nine states primarily in the southeast United States.

What are the income tax consequences of the Transaction to us?

The Transaction will be a taxable transaction for federal, state, local and foreign income tax purposes. In general, we will recognize gains or losses on the sale equal to the difference, if any, between the amount realized by us from the sale less our adjusted tax basis in the stock of Diversicare Canada. The sale will not be a taxable transaction to our stockholders. We are still evaluating the tax consequences of the transaction, but we presently expect to recognize a taxable gain for U.S. federal and state income tax purposes. We believe that any tax due on this transaction may be offset by taxable losses of US operations and available tax loss carry-forwards. However, the ultimate amount of tax due on this gain will depend on the financial position of Diversicare Canada at the time of closing, the amount of existing available tax losses and carry-forwards at the time of the transaction, foreign currency exchange rates, and other factors, including possible limitations of the use of tax loss carry-forwards imposed by the U.S. Internal Revenue Code.

For Canadian tax purposes, we anticipate a taxable gain on this transaction that may require tax payments of up to approximately (Cdn.) $1.2 million (approximately U.S. $0.9 million). We are still evaluating the amount of the tax that may be due, and the ultimate amount of any Canadian tax due will depend upon the financial position of Diversicare Canada at the time of closing and other factors. To the extent paid, any such Canadian tax will create deductions that may be used to offset U.S. taxable income from this transaction.

Do stockholders have appraisal rights in connection with the Transaction?

No. There are no appraisal rights under Delaware law in connection with the Transaction.

Can I still sell my shares of the Company?

The sale of Diversicare Canada by the Company will not affect your right to sell or otherwise transfer your shares of our common stock.

Who is entitled to vote at the Special Meeting?

The board of directors has set September 22, 2003 as the record date for the special meeting. If you were a stockholder of record at the close of business on September 22, 2003 you are entitled to vote at the special meeting.

As of the record date, 5,493,287 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the special meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 5,493,287 votes are entitled to be cast at the special meeting.

How many shares must be present to hold the Special Meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock as of the record date must be present at the special meeting in order to hold the special meeting and conduct business. This is called a quorum. Shares are counted as present at the special meeting if: you are present and vote in person at the special meeting; or you have properly submitted a proxy card by mail.

How do I vote my shares?

If you are a stockholder of record, you can give a proxy to be voted at the special meeting by completing, signing and mailing the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I vote my shares?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

Can I vote my shares in person at the Special Meeting?

If you are a stockholder of record, you may vote your shares in person at the special meeting by completing a ballot at the special meeting. Even if you currently plan to attend the special meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the special meeting.

If you are a street name holder, you may vote your shares in person at the special meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the special meeting.

What vote is required for the proposals to be approved?

Approval of the Transaction requires the affirmative vote of a majority of all outstanding shares of the common stock of the Company.

How are votes counted?

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the proposal to sell Diversicare Canada at the special meeting.

If you submit your proxy but abstain from voting on the proposal, your shares will be counted as present at the special meeting for the purpose of determining a quorum. Your shares also will be counted as present at the special meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting. Thus, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the special meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.

How does the Board recommend that I vote?

The board of directors unanimously recommends a vote FOR the proposal to approve and adopt the Share Purchase Agreement pursuant to which the Company would sell its wholly-owned subsidiary, Diversicare Canada to Holdings.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares FOR the proposal.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting, in any of the following ways:

1.	by sending a written notice of revocation to the Secretary of the Company;

2.	by submitting a later-dated proxy to the Secretary of the Company; or

3.	by voting in person at the special meeting.

What if other matters come up at the Special Meeting?

The proposals described in this proxy statement are the only proposals we know will be voted on at the special meeting. If other matters are properly presented at the special meeting, the proxyholders will vote your shares as they see fit.

Who pays for the cost of proxy preparation and solicitation?

The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. The Proxy Statement and form of proxy are being mailed to stockholders on or about October 6, 2003.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries. We may engage a proxy solicitation firm to assist us in the proxy solicitation process. If we do, we will pay such firm a fee for such solicitation.

Whom should I call if I have any questions?

If you have any questions about the Transaction, you may call or write to:

William R. Council, III
President and Chief Executive Officer
Advocat Inc.
277 Mallory Station Road, Suite 130
Franklin, TN 37067
(615) 771-7575

THE SPECIAL MEETING

     We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors at the special meeting, and at any adjournments and postponements of the special meeting.

Time and Place

     The special meeting will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238, on Monday, November 3, 2003, at 10:30 a.m. local time.

Proposals

     At our special meeting, the stockholders of the Company will be asked to vote on the proposed sale of our indirect, wholly-owned Canadian subsidiary, Diversicare Canada Management Services Co., Inc. to DCMS Holdings Inc. pursuant to the Share Purchase Agreement dated as of August 25, 2003.

Record Date; Voting at the Special Meeting

     Only stockholders of record holding common stock as of the close of business on September 22, 2003 will be entitled to receive notice of and to vote at the special meeting and any and all postponements and adjournments of the special meeting. On the record date, there were 5,493,287 shares of outstanding common stock entitled to vote. Each holder of record of common stock on the record date is entitled to cast one vote per share. A stockholder may vote in person or by a properly executed proxy on each proposal put forth at the special meeting.

Quorum; Vote Required for Approval

     The presence in person or by properly executed proxy of the holders of a majority of our outstanding common stock entitled to vote at the special meeting is necessary to constitute a quorum. If a quorum is not present, the special meeting may be adjourned from time to time until a quorum is obtained.

     The approval of the Transaction requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

     Our officers and directors will be present at the special meeting and available to respond to questions.

     If your shares are held in the name of your broker, a bank, or other nominee, and you do not tell the nominee how to vote your shares, the nominee can vote them as it sees fit only on matters determined to be routine, and not on any other proposal. These so-called “broker non-votes” will be counted as present to determine if a quorum exists, but will not be counted as present and entitled to vote on any of the proposals in this proxy statement.

Voting and Revocation of Proxies

     All stockholders should complete, sign and return the enclosed form of proxy. All shares of common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless those proxies have been revoked, will be voted at the special meeting, including any postponement or adjournment of the special meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR the approval of the Transaction.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•	filing, including by facsimile, with the Secretary of Advocat, before the vote at the special meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

•	attending the special meeting and voting in person.

     In order to vote in person at the special meeting, stockholders must attend the special meeting and cast their vote in accordance with the voting procedures established for the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be received at or before the day of the taking of the vote at the special meeting to Advocat Inc. 277 Mallory Station Road, Suite 130 Franklin, TN 37067, facsimile No. (615) 771-7409, Attention: Secretary.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail or electronic mail the return of the proxy cards. We may engage a proxy solicitation firm to assist us in the proxy solicitation process. If we do, we will pay such firm a fee for such solicitation.

No Dissenters’ Right of Appraisal

     There is no dissenters’ right of appraisal under Delaware law in connection with the Transaction.

Other Matters

     As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting, other than as described in this proxy statement. If any other matters shall properly come before the special meeting or any adjournments or postponements of the special meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our board of directors.

PROPOSAL NO. 1

APPROVAL OF THE SALE OF OUR INDIRECT WHOLLY-OWNED
CANADIAN SUBSIDIARY

The Companies

Advocat Inc.

     Advocat provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast, and three Canadian provinces. Advocat’s facilities provide a range of health care services to our patients and residents. In addition to the nursing, personal care and social services usually provided in long-term care facilities, Advocat offers a variety of comprehensive rehabilitation services as well as medical supply and nutritional support services.

     As of August 31, 2003, the Company, including Diversicare Canada operates 96 facilities, consisting of 48 nursing homes and 14 assisted living facilities in the United States and 14 nursing homes and 20 assisted living facilities in Canada. The Company owns 12 nursing homes, leases 38 others, and manages 12 nursing homes. The Company owns 15 assisted living facilities, leases seven others, and manages the remaining 12 assisted living facilities. The Company holds a minority interest in six of these managed assisted living facilities. The Company operates facilities in Alabama, Arkansas, Florida, Kentucky, North Carolina, Ohio, Tennessee, Texas, West Virginia and the Canadian provinces of Alberta, British Columbia and Ontario.

Diversicare Canada Management Services Co., Inc.

     Diversicare Canada is an indirect wholly-owned subsidiary of Advocat which operates all of Advocat’s Canadian operations. Diversicare Canada operates the 14 nursing homes and 20 assisted living facilities located in Canada. These facilities are located in the Canadian provinces of Alberta, British Columbia and Ontario. Two of the nursing homes are owned and twelve are managed. Three of the assisted living facilities are owned, five are leased and twelve are managed. Diversicare Canada holds a minority interest in six of its managed assisting living facilities.

DCMS Holdings Inc.

     Holdings is a newly formed privately held company which was incorporated on July 18, 2003 under the laws of the Province of Ontario Canada. Holdings operates out of the City of Toronto and is actively seeking the acquisition, development and growth of nursing homes and related businesses and services in Canada. The acquisition of Diversicare Canada will be the first acquisition by Holdings.

     Holdings currently has minimal capitalization, but has received investor commitment to allow it to meet its closing purchase price payment obligations. The main investors of Holdings are known for their activities in real property and related business development and have a solid understanding of the retirement and nursing home market and related businesses as well as the healthcare sector and regulatory aspects relating thereto in Canada.

Background of the Transaction

     The Company has incurred operating losses during each year ended December 31, 1998 through 2002 and during the first 6 months of 2003 and has limited resources available to meet its operating, capital expenditure and debt service requirements. The Company had a net working capital deficit of $57.3 million as of June 30, 2003. Our debt obligations as of June 30, 2003, require payments of approximately U.S. $2.3 million on November 2, 2003, U.S. $14.7 million on January 9, 2004 and U.S. $23.3 million on June 30, 2004. In addition, certain of the Company’s debt agreements contain various financial covenants, the most restrictive of which relate to current ratio requirements, tangible net worth, cash flow, net income (loss), required insurance coverage and limits on the payment of dividends to shareholders. As of June 30, the Company was not in compliance with certain of these financial covenants. The Company has not been able to obtain waivers of the non-compliance.

     In October 2000, the Company completed a restructuring of its master lease agreement with Omega Health Investors, Inc. (“Omega”) and made certain amendments to several of its debt facilities. Since that time, the Company has been required to amended various debt obligations to extend the maturity dates because of its inability to meet those payment obligations. The Company’s primary credit facility with AmSouth Bank was originally due January 15, 2001. The Company has been required to amend this facility three times to extend the maturity date to its current maturity date of January 9, 2004. Similarly, the Company’s debt obligations with GMAC Commercial Mortgage Corporation on Texas properties was originally due on December 1, 1999. The Company has been required to amend this obligation seven times to extend the maturity date to its current maturity date of March 31, 2004. Another obligation to GMAC Commercial Mortgage Corporation on North Carolina properties was originally due July 1, 2002 and has been amended six times to its current maturity date of June 30, 2004. While the Company to date has been able to amend these obligations, each amendment has caused the Company to incur expenses and has caused increased costs with respect to the debt that was extended in order to get the lender to agree to the extension. No assurances can be given that either lender will be willing to extend the current maturity dates any further.

     As a result of the history of operating losses and non-compliance with debt covenants, in the spring of 2001, our lead bank approached us and suggested that we sell our Canadian operations in order to make a significant reduction in our outstanding debt by paying the proceeds to the bank. We explored the market at that time and entered into a letter of intent on May 16, 2001. We then met with our lead bank and began to negotiate our debt agreement and how much of the proceeds would be used to pay down debt. In the course of negotiations, it became apparent that the bank group expected 100% of the proceeds to be used to pay down the outstanding bank debt.

At the time, we were fully drawn on available credit with the bank. In our struggle to meet cash obligations, we were also drawing funds from Diversicare Canada to support our United States operations. Since the bank was not willing to allow the Company to retain some of the net proceeds and our United States operations needed the Canadian operations to help support cash flow needs, we discontinued negotiations to sell our Canadian operations. This decision was based primarily on our belief that the Company needed the cash flow from our Canadian operations more than we needed the benefits of bank repayment.

     In the spring of 2002, however, the Company’s situation had changed. Cash flows from our United States operations had improved to the point that they were supporting the United States cash flow obligations. In addition, we had paid down on the bank working capital line of credit to the point that we had almost full borrowing availability under the working capital line of credit. The working capital line of credit had been fully drawn with no remaining borrowing capacity available in the prior year. We evaluated the strengths and weaknesses of our Canadian operations. In particular, we focused on a key exposure to the financial success of Diversicare Canada.

     Diversicare Canada has profitable management contracts and leases that expire in 2004 and 2005. These contracts make up a significant portion of the revenue and account for a significant portion of the net income and cash flow of Diversicare Canada. Given the instability of our United States operations (due primarily to professional liability and reimbursement obligations), we had reasonable questions about our ability to renew or extend these contracts. As a result, there was a risk to the Company that the value of Diversicare Canada could be significantly impaired if these contracts were not renewed.

     As a result of this evaluation in the spring of 2002, the Company’s board of directors concluded that it was in the best interest of the Company to consider a sale of Diversicare Canada, with the net proceeds being used to repay outstanding debt.

     In April 2002, we retained the services of Ashbourne Financial Group, Ltd. In connection with these services, Ashbourne will receive a fee of $75,000 upon the completion of the Transaction. Ashbourne was responsible for the following:

•	Preparation of a confidential offering memorandum, summarizing the financial results and assets of Diversicare Canada;

•	Distribution of the confidential offering memorandum;

•	Solicitation of potential buyers;

•	Coordination of due diligence activities of potential buyers;

•	Coordination of the bidding process and deal negotiations.

     Throughout the course of the summer and fall of 2002, the solicitation efforts continued. A total of twelve potential bidders were contacted and two competing bidders emerged. After receiving both bids, we negotiated independently with each of the bidders a final bid package.

Summary of Competing Offers

     In the fall of 2002, the Company received two separate offers for the sale of Diversicare Canada. The offers are summarized as follows:

Offer 1

     A large Canadian pension fund bid (Cdn.) $10,800,000 (approximately U.S. $7,900,000). The offer was to be secured by deposits totaling (Cdn.) $1,000,000 ((Cdn.) $500,000 upon execution of a letter of intent and (Cdn.) $500,000 upon the execution of definitive agreement). The balance of (Cdn.) $9,800,000 (approximately U.S. $7,200,000) was to be paid at closing, in cash.

     Though a firm offer letter was received, we experienced increasing difficulty in the negotiation process with this company. The difficulties were to the point that the board of directors determined that there was an increased risk that this company would be unable to complete the transaction.

     In summary, this offer constituted cash with a net present value of (Cdn.) $10,800,000 (approximately U.S. $7,900,000), but Advocat had some concerns about the likelihood of closing this transaction.

Offer 2

     A group of investors joined together to form the buying group for Offer 2. Their offer was to purchase Diversicare Canada for (Cdn.) $16,500,000 (approximately U.S. $12,100,000). Their offer was to be secured with deposits totaling (Cdn.) $1,000,000 ((Cdn.) $250,000 upon execution of letter of intent and (Cdn.) $750,000 prior to the special meeting). Offer 2 provided for the payment of (Cdn.) $8,500,000 (approximately U.S. $6,200,000) at closing with the remaining (Cdn.) $8,000,000 (approximately U.S. $5,900,000) payable over 5 years.

     In summary, this offer constituted cash with a net present value of (Cdn.) $15,100,000 (approximately U.S. $11,100,000).

     On April 1, 2003, the board of directors voted to accept the offer of Holdings (Offer 2 above), a privately-owned Ontario corporation, and authorized the letter of intent dated March 31, 2003. Management was authorized to negotiate a definitive agreement, which occurred over the next several months. The Share Purchase Agreement was signed on August 29, 2003, effective as of August 25, 2003. Offer 2 was selected because the net present value was higher and the board of directors believed that it was more likely that this Transaction would close.

Reasons for the Transaction: Our Board of Directors Recommends the Transaction

     Our board of directors unanimously determined that the sale of Diversicare Canada pursuant to the Share Purchase Agreement is in the best interest of the Company and its stockholders and unanimously recommend that the stockholders approve the sale of Diversicare Canada pursuant to the Share Purchase Agreement.

     Our board of directors believes that the sale of Diversicare Canada will be beneficial to the Company and its stockholders and considered a number of positive factors in reaching this conclusion, including the following:

•	The sale of Diversicare Canada pursuant to the Share Purchase Agreement enables us to realize immediately the value of the Canadian operations and pay down debt, thereby improving our relationship with our creditors and hopefully leading to the further extension of our other debt maturities.

•	The strength of the financial performance of Diversicare Canada, including the current economic and market conditions in the long term care profession in Canada, which allows the Company to maximize the price received from the sale.

•	Concerns that certain profitable management contracts and leases which expire in 2004 and 2005 might not be renewed, which would decrease the value of Diversicare Canada.

•	The purchase price in the Transaction is the result of arm’s-length negotiations and the board believes it represents the highest price that the Company can reasonably obtain for the sale of our Canadian operations.

•	The lack of available funds to continue our current operations and repay existing obligations.

•	The board has considered a variety of strategic alternatives and have not found a feasible alternative to the sale of our Canadian operations.

•	Our inability to access other capital markets.

     Our board of directors also considered a number of potentially negative factors in its deliberations concerning the sale of Diversicare Canada, including:

•	Diversicare Canada represents our most profitable segment of operations.

•	After consummation of the sale, the United States operations of our Company, which have incurred operating losses over the last five years, will represent substantially all of our business, and as a result, our total revenues will be lower than they are currently.

•	The sale of Diversicare Canada will be a taxable transaction to the Company, both in Canada and again in the United States.

•	The failure of the sale to be consummated for any reason could adversely affect our Canadian operations through loss of employees, loss of residents and other factors.

•	The proceeds from the sale of Diversicare Canada will not be sufficient to repay all of our outstanding indebtedness and we may not be able to meet our ongoing financial obligations following the sale of Diversicare Canada, and may not achieve favorable extensions of the debt maturity.

•	We have agreed to indemnify Holdings against certain losses with respect to our representations, warranties and covenants contained in the Share Purchase Agreement.

•	We have agreed to accept vendor take back financing (seller financing) for approximately one-half of the total purchase price, to be paid over five years. The seller financing will be without interest for the first two years and will be at a stated 5% interest rate for the next 3 years.

     Our board of directors believes that, overall, the risks associated with the sale of Diversicare Canada to Holdings are outweighed by the potential benefit of the sale of Diversicare Canada to Holdings.

     In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, our board of directors did consider the most significant factors to be (1) the Company’s obligations under its debt maturities, (2) the possible reduction in the value of Diversicare Canada because of potential loss of profitable contracts and leases, as well as (3) the loss of our most profitable segment. After taking into account all of the factors set forth above, our board of directors unanimously determined that the sale of Diversicare Canada to Holdings is in the best interest of the Company and its stockholders and that we should proceed with the sale of Diversicare Canada to Holdings upon the terms offered.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE TRANSACTION.

Effect of the Transaction on Our Stockholders

     If the Transaction is approved and consummated, our stockholders will continue to retain their ownership in the Company. No distribution of cash or securities will be made to our stockholders. We have had operating losses in each of the last five years and as of June 30, 2003 we have a $57.3 million working capital deficit. Under Section 170 of the Delaware General Corporation Law, a corporation may only pay dividends on its outstanding stock either out of its surplus or out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Company does not have a surplus nor has it had net profits in either fiscal 2002 or 2003. As a result, we are not permitted under Delaware law to pay any dividends to our stockholders.

Use of Net Cash Proceeds

     The proceeds (after payment of expenses of the Transaction, including taxes) from the Transaction will be used to reduce the outstanding debt of the Company. Currently it is expected that payments received under the promissory note will also be required to be paid to the bank.

Accounting Treatment of the Sale

     The Transaction will be reflected on our consolidated balance sheet as a sale of all of the stock of our Canadian subsidiary. We will recognize a gain or loss to the extent the Transaction price differs from the book value of the subsidiary’s stock. Based on the financial position of Diversicare Canada as of June 30, 2003, we anticipate a pre-tax gain of approximately U.S. $0.3 million on the Transaction. However, the final amount of any gain or loss we report in our consolidated financial statements will depend on the financial position of Diversicare Canada at the time of closing, foreign currency exchange rates at the time of closing, and other factors.

Material Income Tax Consequences to Us of the Sale

     The following is a summary of material income tax consequences to us and our stockholders of the Transaction. This discussion is for general information only and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.

     The Transaction will be a taxable transaction to us for federal, state, local and foreign income tax purposes. In general, we will recognize gains or losses on the Transaction equal to the difference, if any, between the amount realized by us from the sale of the stock of the Canadian subsidiary, less our adjusted tax basis in the stock of the Canadian subsidiary. The sale will not be a taxable transaction for our stockholders. We are still evaluating the tax consequences of the transaction, but we presently expect to recognize a taxable gain for U.S. federal and state income tax purposes. We believe that any domestic tax due on this transaction may be offset by taxable losses of US operations and available tax loss carry-forwards. However, the ultimate amount of tax due on this gain will depend on the financial position of Diversicare Canada at the time of closing, the amount of existing available tax losses and carry-forwards at the time of the transaction, foreign currency exchange rates, and other factors, including possible limitations of the use of tax loss carry-forwards imposed by the U.S. Internal Revenue Code.

     For Canadian tax purposes, we anticipate a taxable gain on this transaction that may require tax payments of up to approximately (Cdn.) $1.2 million (approximately U.S. $0.9 million). We are still evaluating the amount of the tax that may be due, and the ultimate amount of any Canadian tax due will depend upon the financial position of Diversicare Canada at the time of closing and other factors. To the extent paid, any such Canadian tax will create deductions that may be used to offset U.S. taxable income from this transaction.

Plans after the Sale of our Canadian Operations

     If our stockholders approve the Transaction and we consummate the sale of Diversicare Canada, we will continue our operations of nursing homes and assisted living facilities in the United States. Immediately following the Transaction, it is expected that we will operate 48 nursing homes and 14 assisted living facilities located in nine states primarily in the southeast United States.

     Our United States operations have had a history of substantial losses. Our United States operations, at various times in the past, have been able to rely on the profits and cash flow generated by our Canadian operations in order to support the United States operations. Although we believe that the United States operations have improved cash flow over the recent periods and that with the estimated pay-down of U.S. $4.6 million of our debt obligations, we should be in an improved financial position, we can give you no assurances that following the sale of Diversicare Canada we will be able to fund our obligations or even to continue as a going concern. Notwithstanding the completion of the Transaction and the reduction of our outstanding debt, we may require additional capital to repay the remaining outstanding indebtedness and fund ongoing operations, including professional liability claims.

     There have been a number of circumstances that have occurred in the United States long term care market that have significantly affected the Company. Among these are dramatic increases in claims related to alleged negligence in providing care to patients, changes in governmental reimbursement, and government regulation and health care reforms. In addition, the Company has faced issues which include our poor financial condition and operating losses, scheduled debt maturities, defaults under debt and lease agreements, and professional liability insurance coverage that could be substantially less than claims incurred. There can be no assurances that we will be able to overcome these issues. The Company will continue to be subject to all of the risks it is currently subject to, several of which are identified in the Company’s annual report on Form 10-K for the year ended December 31, 2002. If we are unable to generate enough cash flow to meet the ongoing obligations of our United States operations, it will have a material adverse impact on our liquidity and capital resources. In the event we are unable to generate sufficient cash flow to meet our obligations (including debt maturities and professional liability obligations) additional capital may be required. If we are unable to acquire additional capital, such inability would have a material adverse effect on our operations and our ability to continue as a going concern.

Interest of Certain Persons in the Sale of Diversicare Canada

     The executive officers and directors of Advocat do not have interests in the sale of Diversicare Canada that are different from or in addition to their interest as stockholders generally, except for Paul Richardson. Mr. Richardson is the President of Diversicare Canada and as such, his employment agreement is with Diversicare Canada. Mr. Richardson is not an officer of Advocat. Upon the closing of the Transaction, Mr. Richardson will remain an employee of Diversicare Canada and certain provisions of his employment agreement may be triggered by the change of control of Diversicare Canada. Any obligations under Mr. Richardson’s employment agreement will remain the obligations of Diversicare Canada and are not obligations of Advocat. Holdings may be involved in negotiations with Mr. Richardson regarding the terms of his employment agreement; however, Advocat has not been involved in any such negotiations and does not have any knowledge of such negotiations.

Regulatory Matters

     The Transaction must be approved by the Ministry of Health and Long Term Care under the Nursing Home Act (Ontario). Holdings and Diversicare Canada are in the process of obtaining such approval, however, the approval has not yet been received. We do not know of any reason why The Minister of Health and Long Term Care would not approve the Transaction, but we cannot be certain when or if Holdings will receive such approval.

DESCRIPTION OF THE SHARE PURCHASE AGREEMENT

     The following is a summary of the material terms of the Share Purchase Agreement, a copy of which is attached as Annex A to this document and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Share Purchase Agreement. You should carefully read the Share Purchase Agreement in its entirety because it, and not this document, is the legal document that governs the Transaction. A vote in favor of the Transaction will constitute your approval of the Share Purchase Agreement. All capitalized terms not defined herein have the same meanings as used in the Share Purchase Agreement.

Closing

     The closing of the Transaction will take place on the first business day fifteen (15) days following the day on which all approvals necessary to complete the Transaction have been received from the Ministry of Health and Long Term Care pursuant to the Nursing Homes Act (Ontario), but will terminate, unless otherwise agreed by the parties, if the Transaction has not closed by February 28, 2004.

Sale of the equity of Diversicare Canada Management Services Co., Inc.

     Pursuant to the terms and conditions of the Share Purchase Agreement, Diversicare Leasing Corp, a Tennessee corporation (“Vendor”) and indirect wholly-owned subsidiary of Advocat will sell to DCMS Holdings, Inc., an Ontario corporation 1,000 shares of Diversicare Canada Management Services Co., Inc., an Ontario corporation and indirect wholly-owned subsidiary of Advocat, which represents all of the issued and outstanding shares of Diversicare Canada (the “Purchased Shares”). The Share Purchase Agreement is governed by the laws of the province of Ontario, Canada and the laws of Canada applicable therein without regard to the conflicts of law principles of such province.

Purchase Price

     Holdings has agreed to acquire the Purchased Shares for Canadian Sixteen Million Five Hundred Thousand dollars ($16,500,000), subject to certain adjustments as set forth in the Share

Purchase Agreement. Canadian One Million dollars ($1,000,000) of the purchase price will be paid as a deposit in two portions according to the following schedule: (Cdn.) $250,000 has already been received and (Cdn.) $750,000 will be delivered no later than ten (10) days before the date that Advocat sets for its special meeting to approve the sale of the Purchased Shares. At the closing, the deposited amount plus (Cdn.) $7,500,000 will be paid to Advocat. If the closing does not occur by reason of Holdings’ default alone, the deposited funds will be retained by Advocat as a pre-estimate of liquidated damages. If the closing does not occur for any other reason, the deposited funds will be returned to Holdings, including accrued interest, without set-off or deduction.

     The remaining Canadian Eight Million dollars ($8,000,000) of the purchase price will be paid in the form of seller financing, evidenced by a promissory note, in accordance with the following schedule:

Anniversary of the	Principal Amount of the Seller Financing
Closing Date	(Canadian)
1	$600,000
2	600,000
3	600,000
4	600,000
5	5,600,000

TOTAL:	$8,000,000

     Interest shall not accrue during the first and second years following closing, but in each of the third, fourth and fifth years following closing, principal shall accrue interest at five percent (5%) per year, payable semi-annually and compounded monthly.

     In the event any portion of principal or interest of the seller financing that is not paid when due and notice is given, then the entire unpaid balance shall accrue interest at the lesser of (i) the rate of ten percent (10%) per annum and (ii) the maximum rate permitted by applicable law, and Vendor may, at its option, declare the entire unpaid balance due and payable in full. The seller financing may be prepaid in whole or in part at any time without notice, bonus or penalty. The seller financing may from time to time be accelerated and due by Holdings upon the occurrence of certain events related to the renewal or extension of various Diversicare Canada agreements. The promissory note is secured by a pledge of all of the stock of Diversicare Canada.

Adjustments to Purchase Price

     Not later than sixty (60) days following the closing date, Vendor will deliver to Holdings closing financial statements of Diversicare Canada. Holdings will have thirty (30) days to review the closing financial statements and advise Vendor as to their acceptability or as to any specific objections. If Holdings reports any specific objections that are not resolved between the parties within a further period of 15 days, an independent major chartered accounting firm, mutually chosen by the parties or by the Chair of the Institute of Chartered Accountants of

Ontario if the parties cannot agree on an accounting firm within 7 days, will resolve such unresolved objections. Any upward or downward adjustment to the purchase price pursuant to this procedure will be due and payable in full within 20 days of the final determination.

     The purchase price shall be adjusted and reduced on a dollar for dollar basis in the event the closing financial statements confirm that (i) current assets of Diversicare Canada do not exceed all liabilities of Diversicare Canada, excluding Mortgage Debt as defined in the Share Purchase Agreement, by (Cdn.) $3,600,000; (ii) Diversicare Canada is in arrears under any of its obligations pertaining to certain specified leased real property; and (iii) standard real estate closing adjustments, including those pertaining to taxes, municipal obligations, maintenance, operating costs and/or leases, confirm that Diversicare Canada is in arrears with respect to certain owned real property.

     The adjustments related to obligations pertaining to certain specified leased real property and the standard real estate closing adjustments set forth above will only be made to the extent that they are not included in the Net Working Capital Calculation and will be reduced on a dollar-for-dollar basis up to the amount by which the Net Working Capital Calculation exceeds (Cdn.) $3,600,000. In the event the closing financial statements confirm that the Net Working Capital Calculation, minus these adjustments is greater than (Cdn.) $3,600,000, such amount (net of any tax required to be paid) shall be paid to Vendor by Holdings within 30 days.

Representations and Warranties

     The Share Purchase Agreement contains extensive representations and warranties made by each party that are the usual and customary representations and warranties made in connection to the sale of a subsidiary. See “Representations and Warranties of the Vendor and Advocat Regarding the Vendor, Advocat and the Purchased Shares,” “Representations and Warranties of the Vendor and Advocat Regarding Diversicare Canada, the Subsidiary and the Affiliates” and Representations and Warranties Regarding the Purchaser” in the Share Purchase Agreement.

     “Representations and Warranties of the Vendor and Advocat Regarding the Vendor, Advocat and the Purchased Shares” — Vendor and Advocat make specific representations and warranties related to, among other things:

•	Corporate power and authority to enter into the Share Purchase Agreement, and due execution, delivery and enforceability of the Share Purchase Agreement;

•	Absence of a breach or violation of material agreements, orders, decrees, permits or laws as a result of the transaction; authorizations, consents, approvals and filings required to entire into the Share Purchase Agreement or to complete the transactions contemplated by the Share Purchase Agreement;

•	Vendor’s beneficial ownership of the Purchased Shares and consent of Vendor’s secured lenders and their release and discharge of any lien or security interest held by them on the Purchased Shares, and their release of the guarantee issued by Diversicare Canada in favor of the obligations of Advocat to such secured lenders; and that Holdings will have good and valid title to the Purchased Shares free and clear of any liens or other encumbrances or restrictions created in the articles or bylaws of Diversicare Canada;

•	No bankruptcy, insolvency, reorganization;

•	No shareholders’ agreements, voting trust agreements or other similar agreements to which Vendor or Advocat is a party which would preclude the completion of the transactions described in the Share Purchase Agreement;

•	Broker’s fee; and

•	Corporate organization, qualification and good standing, and ownership of subsidiaries.

     “Representations and Warranties of the Vendor and Advocat Regarding the Corporation, the Subsidiary and the Affiliates” — Vendor and Advocat make specific representations and warranties about Diversicare Canada related to, among other things:

•	Capitalization;

•	Capitalization of Diversicare Canada, no outstanding subscriptions, options or warrants for unissued shares, no preemptive rights, etc;

•	Subsidiaries and Affiliates of Diversicare Canada;

•	Financial Statements of Diversicare Canada;

•	Holdings’ access to corporate records; accuracy of such records;

•	No undisclosed liabilities;

•	Operation of the business in the ordinary course;

•	Absence of material changes to methods of accounting, investment of funds or general business operations;

•	Title to property;

•	Real property;

•	Material contracts;

•	Litigation;

•	Compliance with applicable laws and required permits;

•	Environmental, health and safety matters;

•	Taxes;

•	Employee benefit plans;

•	Employee matters;

•	Collective agreements;

•	Absence of material adverse changes;

•	Diversicare Canada is not now and never has been a “reporting issuer,” as defined in the Securities Act (Ontario);

•	Receivables;

•	Permits, licenses, software and intellectual property;

•	Trademarks, name and logos;

•	Accident history and workers compensation;

•	Fixed Assets;

•	Insurance;

•	Diversicare VI Limited Partnership Participation Right;

•	2003 Budgets;

•	Net Assets; and

•	Release of Advocat overhead allocation expense.

     “Representations and Warranties Regarding Holdings” — Holdings makes specific representations and warranties related to, among other things:

•	Corporate organization, qualification and good standing;

•	Corporate power and authority to enter into the Share Purchase Agreement, and due execution, delivery and enforceability of the Share Purchase Agreement;

•	Absence of breach, default or conflict arising from execution, delivery and performance of the Share Purchase Agreement; No authorizations, consents, approvals and filings required for Purchaser to enter into the Share Purchase Agreement or to complete the transactions contemplated by the Share Purchase Agreement;

•	No bankruptcy, insolvency, reorganization;

•	Litigation;

•	Broker’s Fees;

•	Holdings is not a “non-Canadian” within the meaning of such term in the Investment Canada Act (Canada); and

•	No approval or consent for the transactions contemplated herein is required pursuant to the Competition Act (Canada).

Covenants of Vendor, Advocat and Diversicare Canada Prior to Closing

     Vendor, Advocat and Diversicare Canada have undertaken several covenants in the Share Purchase Agreement, including those related to access to information and the provision of documents and information to Holdings. The following summarizes the more significant of these covenants.

     Operations of Diversicare Canada. Diversicare Canada will carry on its business in substantially the same manner as it had heretofore, including the following:

•	Not introduce new methods of management, operation or accounting;

•	Maintain real property and facilities;

•	Perform all material obligations under agreements relating to or affecting Diversicare Canada’s assets and business;

•	Keep in full force and effect present insurance policies or other comparable insurance coverage until closing;

•	Maintain and preserve the business organization intact, retain present employees (subject to terminations in the ordinary course) and maintain relationship with suppliers, customers and others;

•	Advise Holdings promptly in writing of any change in any document, schedule or other information delivered pursuant to the Share Purchase Agreement;

•	Advise Holdings promptly of any damage to, destruction of or loss of any assets, owned or leased real property of Diversicare Canada, whether or not covered by insurance, which has resulted in diminution of value to the business greater than (Cdn.) $25,000;

•	File on a timely basis and in the ordinary course of business, consistent with past practice, all notices, reports or other filings required to be filed with or reported to any governmental authority wherever located with respect to the continuing operations of Diversicare Canada;

•	File on a timely basis and in the ordinary course of business, consistent with past practice, all applications or other documents necessary to maintain, renew or extend any permit, license, variance or any other approval required by any governmental authority necessary for the continuing operation of the Business and the existence of Diversicare Canada, whether or not such approval would expire before or after the closing; and

•	Provide any notice necessary to exercise any option to purchase leased property to the extent such notice must be given between the date of the Share Purchase Agreement and the closing; provided that Holdings shall provide Vendor with indemnities and other security reasonably acceptable to Vendor assuring Vendor that it will not suffer any damages as a result of the delivery of such notice if the closing does not occur.

     Diversicare Canada has also agreed to limitations, prohibitions and other provisions related to the conduct of Diversicare Canada’s business from the date of the Share Purchase Agreement to the closing with respect to:

•	Making any change in its charter documents or bylaws or enter into any shareholders’ agreements;

•	Authorizing, issuing, transferring or distributing any securities or permitting any dividends or other distribution in respect of the Purchased Shares;

•	Except as permitted by the Share Purchase Agreement, entering into any contract or commitment or incurring or agreeing to incur any liability with respect to material capital expenditures which would negatively affect Diversicare Canada’s business;

•	Entering into any commitments which would result in a net loss to Diversicare Canada;

•	Increasing the compensation payable or to become payable to any director, officer, employee or agent, or make any bonus payment to any such person, in excess of those amounts disclosed in the Share Purchase Agreement;

•	Creating, assuming or otherwise permitting the imposition of any lien upon any Diversicare Canada assets whether now owned or hereafter acquired other than those encumbrances permitted by the Share Purchase Agreement;

•	Other than in the normal course of business, selling, assigning, financing, leasing or otherwise transferring or disposing of any property or equipment having a value in excess of (Cdn.) $25,000, or enter into any transaction or agreement having a duration in excess of one year;

•	Merging or consolidating or agreeing to merge or consolidate with or into any firm, corporation or other entity;

•	Waiving any material rights or claims of Diversicare Canada;

•	Amending or terminating any material agreement or any permit, license or other right affecting the Assets or Diversicare Canada; or

•	Entering into any other transaction outside the ordinary course of its business or otherwise prohibited by the Share Purchase Agreement.

Certain Covenants and Additional Understandings

     Vendor, Advocat, Diversicare Canada and Holdings have made certain additional covenants and have agreed to certain additional understandings, the more significant of which are described as follows:

     Confidentiality. Holdings agrees to hold in confidence all documents and information concerning Vendor and Diversicare Canada furnished to Holdings in connection with the transactions contemplated by the Share Purchase Agreement and will not release or disclose any such confidential information to any other person, except its representatives retained by it in connection with the Share Purchase Agreement and bound by the Share Purchase Agreement’s confidentiality terms.

     Noncompetition Covenants of Vendor and Advocat. Vendor and Advocat will neither disclose nor use nor permit to use in any way that is potentially harmful to or competitive with Diversicare Canada’s business any confidential information relating to any financial information, marketing strategies, pricing policies or characteristics, customers, suppliers and customer and supplier information, customer and supplier lists, product or product specifications, designs, costs, costs of materials, business or business prospects, plans, proposals, codes, trade secrets, marketing studies, research, reports, investigations, or other information of similar character which relate to Diversicare Canada’s business.

     Non-Interference with Customer and Supplier Relationships. Vendor and Advocat will not, from the date of the closing and for a period of five (5) years thereafter, directly or indirectly, on their own behalf or on behalf of any other person, solicit or do business with any customer or supplier of Diversicare Canada or its subsidiary in all of the Provinces of Canada for the purpose of selling or marketing any product or service which is competitive with any product or service which constitutes, or is part of, Diversicare Canada’s business as of the closing date.

     Non-Competition. Vendor and Advocat will not, from the date of the closing and for a period of five (5) years thereafter, directly or indirectly own an interest in, operate or participate in any way in or with any person or other entity producing, providing, selling, distributing, consulting or providing services to, or marketing or re-marketing products, goods, equipment, or services directly competitive with or in the same line of business as the business carried on by Diversicare Canada as of the closing date. This prohibition applies in all of the provinces of Canada, but does not prohibit the ownership of less than two percent (2%) of the outstanding stock of any publicly-traded corporation, partnership or other legal entity as long as Vendor or Advocat is not otherwise in violation of the Share Purchase Agreement. The covenant also does not prohibit the acquisition (whether through asset purchase, stock purchase or merger with or into the acquirer or a subsidiary thereof) of Vendor or Advocat or their Affiliates by an entity then doing business within any of the restricted areas.

     Non-Recruitment by Vendor and Advocat. Vendor and Advocat will not for a period five years hire away, or cause any other person to hire away, any employee of Diversicare Canada or any affiliate of Diversicare Canada as of the closing unless and until such person has not been employed by Diversicare Canada for a period of at least one (1) year, or directly or indirectly entice or solicit or seek to induce or influence any individuals employed by Diversicare Canada as of the closing to leave their employment.

     Post Closing Access to Information. Holdings will for five years from the closing give, or cause to be given, to Vendor’s representatives, access to the books and records which relate to Diversicare Canada’s business that relate to periods prior to the closing, and will permit such persons to examine and copy such records to the extent reasonably requested by the Vendor in connection with the preparation of the closing financial statements, tax and financial reporting matters, audits, legal proceedings, governmental investigations and other legitimate purposes, so long as such access does not unreasonably disrupt Diversicare Canada’s business operations, violate the terms of any contract to which Diversicare Canada is a party. The Vendor or its representatives will agree to enter into an appropriate confidentiality agreement when gaining access to any of Diversicare Canada’s proprietary, confidential or classified information.

     Notice to Authorities. The parties have agreed that if required by law and/or requested by the other party, each will give, as promptly as practicable, notice to applicable authorities advising them of the transactions contemplated by the Share Purchase Agreement and each will use its commercially reasonable efforts to ensure that as of the closing, all approvals have been taken and obtained.

Conditions Precedent to Holdings’ Obligations

     All obligations of Holdings under the Share Purchase Agreement are, at Holdings’ option, subject to satisfaction or waiver of each of the following conditions, prior to or at the closing:

•	No order or injunction by a court or governmental authority prohibits or materially restricts or materially hinders the closing or the performance by any person of any of its material obligations in the Share Purchase Agreement or that would materially adversely affect the operation of Diversicare Canada’s business by Holdings after closing;

•	The representations and warranties of the Vendor and Advocat remain accurate at the closing except for such changes as are contemplated by the Share Purchase Agreement, and the Vendor and Advocat will have performed their covenants required in the Share Purchase Agreement;

•	Diversicare Canada shall not have paid any bonus or compensation or made any loan to Vendor, Advocat or any person not at arm’s length;

•	Vendor will have delivered to Holdings the certificates representing ownership of the Purchased Shares, properly endorsed or otherwise acceptable to Holdings’ counsel, acting reasonably;

•	Vendor will have caused each director or officer of Diversicare Canada and affiliates not remaining in office, as determined by Holdings, to have executed and delivered a written resignation and release as a director and/or officer, effective the close of business on the closing date;

•	Holdings will have received an acceptable opinion from the Vendor’s Solicitor;

•	All of the consents required for the consummation of the transactions will have been obtained at or prior to the closing on terms and conditions acceptable to Holdings;

•	No circumstance, event or change shall have occurred that has or could reasonably be expected to have a material adverse effect on Diversicare Canada, as determined by Holdings in its reasonable discretion.

•	Holdings will have access to the senior employment personnel of Diversicare Canada with a view to entering into new employment contracts with such senior employment personnel and Diversicare Canada;

•	The corporate approvals required to complete the transactions set out in the Share Purchase Agreement will have been delivered to Holdings;

•	The assets of Diversicare Canada will include all tangible property and assets as described in the Share Purchase Agreement and ancillary documents other than the assets otherwise excluded by the Share Purchase Agreement or ancillary documents. Vendor will deliver a certificate of Diversicare Canada’s accounts receivable aged trial balance;

•	At closing, the Net Working Capital Calculation will be (Cdn.) $3,600,000. Diversicare Canada may distribute to Vendor the amount reasonably determined by Holdings and Vendor to exceed (Cdn.) $3,600,000 at closing, provided that there is no adverse tax effect to Diversicare Canada;

•	Diversicare VI Limited Partnership transaction shall have closed, or, in the alternative, Holdings is satisfied that Diversicare Canada’s twelve and one-half percent (12.5%) participation right in the retirement home and the nursing home which are owned by Diversicare VI, L.P. is as described in the Information Memorandum, and that such participation right cannot be terminated for any reason whatsoever, even if the management contract in respect of such homes are terminated;

•	There will exist no guarantees or covenants given by Diversicare Canada whatsoever to secure the obligations of any other party, including the Vendor, except for the Affiliate Guarantees, as described in the Share Purchase Agreement. All other guarantees will have been fully discharged and released at closing to the satisfaction of Holdings;

•	Holdings will have received evidence satisfactory to it that the annual overhead allocation expense charged to Diversicare Canada by Advocat of (Cdn.) $600,000 has been fully and finally released, that it shall not be continuing;

•	Vendor will deliver to Holdings a certificate (as described in the Share Purchase Agreement) issued by the Minister of National Revenue under subsection 116(2) of the Tax Act; and

•	Vendor and Diversicare Canada will have executed and delivered an agreement outlining their respective rights in the name “Diversicare” (Vendor’s being exclusive to the U.S. and Diversicare Canada’s being exclusive to Canada).

Conditions Precedent to the Vendor’s Obligations

     All obligations of Vendor under the Share Purchase Agreement are, at Vendor’s option, subject to satisfaction or waiver of each of the following conditions, prior to or at the closing:

•	Holdings’ representations and warranties will remain accurate at closing and Holdings will have performed its covenants required in the Share Purchase Agreement;

•	Holdings will have paid the Closing Payment in the amount and in the manner contemplated by Article Two of the Share Purchase Agreement;

•	Holdings will have executed and delivered to the Vendor all other instruments and documents required by the Share Purchase Agreement, and such other instruments and documents as the Vendor or their counsel may reasonably request consistent with the Share Purchase Agreement;

•	No order or injunction by a court or governmental authority prohibits or materially restricts or materially hinders the closing or the performance by any person of any of its material obligations in the Share Purchase Agreement or that would materially adversely affect the operation of Diversicare Canada’s business by Holdings after closing;

•	Holdings will have executed and delivered to Vendor the Pledge Agreement;

•	Vendor will have received an acceptable opinion from Holdings’ Solicitor;

•	All consents required for the consummation of the transactions will have been obtained at or prior to the closing on terms and conditions acceptable to Holdings; and

•	All Excluded Assets shall have been transferred by Diversicare Canada to Vendor.

Satisfaction of Conditions

     The Parties will use their respective best efforts to cause those conditions of closing under their reasonable control to have been satisfied on or prior to the closing. However, if any of the conditions to closing have not been fulfilled or waived at or before the time of closing, Holdings or Vendor, as the case may be, may terminate the Share Purchase Agreement by notice in writing to the other. Each party may waive compliance with any such condition without prejudicing any other rights under the Share Purchase Agreement.

Survival of Representations and Warranties, Indemnification

     Vendor and Advocat. The warranties and covenants made by Vendor and Advocat in the Share Purchase Agreement will survive the closing and will continue in full force and effect for the benefit of Holdings, subject to the following:

•	No claim based on or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty, covenant or obligation made by another parties contained in the Share Purchase Agreement (a “Warranty Claim”) may be made or brought by Holdings after the date which is two (2) years and nine (9) months following the closing date, except as follows:

o	There is no time limitation for claims in connection with title to the Purchased Shares, claims that are based on intentional misrepresentations or fraud of the Vendor or Advocat, or claims that are based solely on a liability or obligation of Vendor arising outside of Canada;
o	Vendor’s and Advocat’s representations and warranties relating to taxes by Diversicare Canada will survive for the period of time during which the taxes to which such representations and warranties relate may be assessed or reassessed by the relevant taxing authority; and

•	Any Warranty Claim based on the article entitled Certain Covenants and Additional Understandings of the Share Purchase Agreement may be made or brought by Holdings within the periods specified in such article.

     Holdings. The representations, warranties and covenants made by Holdings will survive the closing and will continue in full force and effect for the benefit of the Vendor, except that:

•	No Warranty Claim relating to any representation, warranty or covenant by Holdings may be made or brought by the Vendor after the date which is two (2) years and nine (9) months following the closing date; and

•	Any Warranty Claim based on the article entitled Certain Covenants and Additional Understandings of the Share Purchase Agreement may be made or brought by Holdings within the periods specified in such article.

     Indemnity by Vendor and Advocat. The Vendor and Advocat will, jointly and severally, in the case of representations, warranties and covenants provided by each, indemnify and save harmless Holdings from and against any claims, demands, actions, causes of action, damages, loss, liability and reasonable expenses, including solicitors’ fees on a solicitor and own client basis, which may be made or brought against Holdings or which Holdings may suffer or incur as a result of, in respect of or arising out of the following:

•	any failure of Vendor or Advocat to comply with, or any breach or non-fulfilment by either of, any covenant or agreement of each contained in the Share Purchase Agreement or in any Ancillary Document; and

•	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Vendor or Advocat contained in the Share Purchase Agreement or in any ancillary document.

     Limitations on Vendor’s Indemnification Covenants. Holdings will not be entitled to make any Warranty Claim until the aggregate of all damages, losses, liabilities and expenses incurred by Holdings as a result of all such Warranty Claim(s) is equal to an aggregate of not less than (Cdn.) $50,000 and then only with respect to individual Warranty Claims of not less than (Cdn.) $5,000. Thereafter, Holdings will be able (subject to the survival of representations, warranties and covenants by Vendor and Advocat) to make Warranty Claims to the extent of all of its damages, losses, liabilities and expenses, but any such amount cannot exceed the amount of the purchase price actually paid by Holdings.

     Indemnity by Holdings. Holdings will indemnify Vendor and Advocat and save them harmless from and against any and all claims, demands, actions, causes of action, damages, loss, liability and reasonable expenses, including solicitors’ fees, which may be made or brought against Vendor or Advocat or which Vendor or Advocat may suffer or incur in respect of or arising out of the following:

•	any failure of Holdings to comply with, or any breach or non-fulfilment by Holdings of, any covenant or agreement of Holdings set forth in the Share Purchase Agreement or any ancillary document; and

•	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Holdings to the Vendor in the Share Purchase Agreement or any ancillary document.

     Limitation on Holdings’ Indemnification Covenants. Neither Vendor nor Advocat may make any Warranty Claim until the aggregate of all damages, losses, liabilities and expenses incurred by Vendor as a result of all Warranty Claim(s), is equal to an aggregate of not less than (Cdn.) $50,000 and only with respect to individual Warranty Claims of not less than (Cdn.) $5,000. After the amount of such damages, losses, liabilities and expenses incurred exceeds these thresholds, Vendor and Advocat shall be entitled to make Warranty Claims to the extent of all of their damages, losses, liabilities and expenses.

Amendments and Waivers

     The Share Purchase Agreement may not be amended, modified or supplemented except by written agreement of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under the Share Purchase Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under the Share Purchase Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

STOCK OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

     The table below sets forth, as of September 22, 2003, the number and percentage of outstanding shares of the Company’s common stock owned by all persons known to the Company to be holders of 5% or more of such securities, by each director, by each of the three most highly compensated executive officers, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, all holdings are of record and beneficial.

	Number of
	Shares	Percentage
	Beneficially	Shares of Total
Name	Owned (1)	Outstanding (2)

Wallace E. Olson (3)
Suite 604, 736 Georgia Avenue
Chattanooga, TN 37402	828,900	15.0%
Joseph Zadeh (4)
1411 McDavid Drive
Aledo, TX 76008	970,386	17.7%
Five Course Partners (3)
Suite 604, 736 Georgia Avenue
Chattanooga, TN 37402	387,400	7.1%
Chaim Kohanchi (5)(6)
8941 Forest View Road
Evanston, IL 60203	327,800	6.0%
Eugene and Joellen Nowell (6)
72 North Crest Road
Chattanooga, TN 37404	310,000	5.6%
Alan Hopkins (6)
54 Mill Street
Stewartstown, PA 17363	277,100	5.0%
Paul Richardson (7)	248,454	4.4%
William R. Council, III (8)	50,000	*
William C. O’Neil, Jr. (9)	35,600	*
Raymond L. Tyler (10)	25,000	*
Richard M. Brame (11)	5,000	*
All directors and executive officers as a group (7 persons)(12)	1,192,954	20.5%

*	less than 1%

(1)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	The percentages shown are based on 5,493,287 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of September 22, 2003.

(3)	Mr. Olson is a general partner of Five Course Partners and is deemed to beneficially own the shares owned by Five Course Partners. Mr. Olson’s shares also include 10,000 shares purchasable upon exercise of options at an exercise price of $0.25 issued under the Company’s Director Stock Option Plan (the “Director Plan”), 179,500 shares owned jointly with his wife, 1,300 shares owned jointly with his daughter and 250,700 owned by a partnership controlled by Mr. Olson.

(4)	Based on the Company’s list of non-objecting beneficial owners provided by ADP, which has been verified by Dr. Zadeh.

(5)	Includes 158,200 shares held by Margolin Shoe Inc. which indicates Mr. Kohanchi as the contact person.

(6)	Based solely of the Company’s list of non-objecting beneficial owners provided by ADP.

(7)	Includes 85,000, 30,000, 25,000, 20,000 and 36,500 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, $10.0625, $1.8125 and $0.35 per share, respectively, issued under the Company’s Key Personnel Stock Option Plan (the “Key Personnel Plan”). Also includes 4,000 shares owned by Mr. Richardson’s wife and a family trust of which Mr. Richardson disclaims beneficial ownership.

(8)	Includes 50,000 shares purchasable upon exercise of an option at an exercise price of $0.35 per share issued under the Key Personnel Plan.

(9)	Includes 15,000, 1,000, 1,000, 1,000, 1,000, 1,000, 1,000, 1,000 and 13,600 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, $5.5625, $0.15, $1.0625 and $0.35 per share, respectively, issued under the Director Plan.

(10)	Includes 25,000 shares purchasable upon exercise of an option at an exercise price of $0.35 per share issued under the Key Personnel Plan.

(11)	Includes 5,000 shares purchasable upon exercise of an option at an exercise price of $0.23 per share issued under the Director Plan.

(12)	Includes 271,500 and 50,600 shares purchasable upon exercise of options issued under the Key Personnel Plan and the Director Plan, respectively.

ADVOCAT INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements illustrate the effect of the disposition of the Canadian operations, under the terms of the proposed transaction, on the historical financial position and results of the Company. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2003 gives effect to the disposition as if it occurred on January 1, 2003. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 gives effect to the disposition as if it occurred on January 1, 2002. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 gives effect to the disposition as if it occurred on June 30, 2003.

     We based this pro forma financial information on our historical consolidated financial statements, removing the assets and liabilities to be acquired and assumed by the purchaser and the revenues and expenses associated with the business activities to be transferred to the purchaser. The pro forma adjustments are based on preliminary estimates of currently available information and assumptions that are believed to be reasonable. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not intended to be indicative of either future results of operations or results that might have been achieved if the transactions occurred on the dates specified.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the period ended June 30, 2003, incorporated by reference herein. See “Where You Can Find More Information.”

ADVOCAT INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2003
(In thousands, except per share data)

	Advocat
	Historical	Canadian	Pro Forma		Advocat
	Consolidated	Operations (a)	Adjustments		Pro Forma

REVENUES:
Patient revenues, net	$88,162	$(2,651)			$85,511
Resident revenues	11,823	(5,188)			6,635
Management fees	1,523	(1,442)			81
Equity in joint venture income	108	(108)			—
Interest	134	(104)	$171	(b)	201

Net revenues	101,750	(9,493)	171		92,428

EXPENSES:
Operating	93,115	(6,071)			87,044
Lease	8,002	(572)			7,430
General and administrative	6,436	(1,163)			5,273
Interest	1,728	(210)	(140	) (c)	1,378
Depreciation and amortization	2,740	(301)			2,439
Asset impairment and non-recurring charges	364				364

Total expenses	112,385	(8,317)	(140)		103,928

LOSS BEFORE INCOME TAXES	(10,635)	(1,176)	311		(11,500)
PROVISION FOR INCOME TAXES	275	(260)	15	(d)	30

LOSS FROM CONTINUING OPERATIONS	$(10,910)	$(916)	$296		$(11,530)

BASIC AND DILUTED LOSS FROM CONTINUING OPERATIONS PER COMMON SHARE:
Basic	$(2.01)				$(2.12)
Diluted	$(2.01)				$(2.12)
WEIGHTED AVERAGE SHARES:
Basic	5,493				5,493
Diluted	5,493				5,493

See accompanying introductory comments and notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

ADVOCAT INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2002
(In thousands, except per share data)

	Advocat
	Historical	Canadian	Pro Forma		Advocat
	Consolidated	Operations (a)	Adjustments		Pro Forma

REVENUES:
Patient revenues, net	$166,470	$(4,644)			$161,826
Resident revenues	29,437	(9,295)			20,142
Management fees	2,856	(2,856)			—
Equity in joint venture income	163	(163)			—
Interest	142	(131)	$325	(b)	336

Net revenues	199,068	(17,089)	325		182,304

EXPENSES:
Operating	167,522	(10,804)			156,718
Lease	17,194	(1,082)			16,112
General and administrative	14,274	(2,137)			12,137
Interest	4,093	(376)	(300	)(c)	3,417
Depreciation and amortization	5,549	(524)			5,025
Asset impairment and non-recurring charges	3,370				3,370

Total expenses	212,002	(14,923)	(300)		196,779

LOSS BEFORE INCOME TAXES	(12,934)	(2,166)	625		(14,475)
PROVISION (BENEFIT) FOR INCOME TAXES	69	(456)	30	(d)	(357)

LOSS FROM CONTINUING OPERATIONS	$(13,003)	$(1,710)	$595		$(14,118)

BASIC AND DILUTED LOSS FROM CONTINUING OPERATIONS PER COMMON SHARE:
Basic	$(2.42)				$(2.62)
Diluted	$(2.42)				$(2.62)
WEIGHTED AVERAGE SHARES:
Basic	5,493				5,493
Diluted	5,493				5,493

See accompanying introductory comments and notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2003
(In thousands)

	Advocat
	Historical	Canadian		Pro Forma		Advocat
	Consolidated	Operations (a)		Adjustments		Pro Forma

CURRENT ASSETS:
Cash and cash equivalents	$10,873	$(5,684	)(a)			$5,189
Restricted cash	1,252					1,252
Receivables, net	13,992	(636)		$415	(b)	13,771
Inventories	555	(37)				518
Prepaid expenses and other current assets	1,405	(134)				1,271

Total current assets	28,077	(6,491)		415		22,001

PROPERTY AND EQUIPMENT, at cost	96,286	(14,339)				81,947
Less accumulated depreciation	(36,223)	2,726				(33,497)

Property and equipment, net	60,063	(11,613)				48,450

OTHER ASSETS:
Deferred financing and other costs, net	271	(88)				183
Deferred lease costs, net	1,703					1,703
Investments in and receivables from joint ventures	1,943	(1,943)
Notes receivable				4,743	(b)	4,743
Other assets	1,165	(270)				895

Total other assets	5,082	(2,301)		4,743		7,524

	$93,222	$(20,405)		$5,158		$77,975

CURRENT LIABILITIES
Current portion of long-term debt	$9,183	$(172)				$9,011
Short-term debt	43,641			$(4,645	)(c)	38,996
Trade accounts payable	7,942	(1,099)				6,843
Accrued expenses:
Payroll and employee benefits	8,005	(1,014)				6,991
Interest	170	(34)				136
Current portion of self-insurance reserves	11,866	(34)				11,832
Other accrued liabilities	4,520	(436)				4,084

Total current liabilities	85,327	(2,789)		(4,645)		77,893

NONCURRENT LIABILITIES
Long-term debt, less current portion	6,575	(6,170)				405
Self-insurance reserves, less current portion	36,125					36,125
Other noncurrent liabilities	4,127	(28)				4,099

Total noncurrent liabilities	46,827	(6,198)				40,629

COMMITMENTS AND CONTINGENCIES
SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK
Authorized 600,000 shares, $.10 par value, 393,658 shares issued and outstanding at redemption value	3,994					3,994
SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock, authorized 400,000 shares, $.10 par value, none issued and outstanding	—
Common stock, authorized 20,000 shares, $.01 par value, 5,493,000 issued and outstanding	55					55
Paid-in capital	15,908					15,908
Accumulated deficit	(59,966)			(538	)(d)	(60,504)
Cumulative translation adjustment	1,077	(1,077)				—

Total shareholders’ deficit	(42,926)	(1,077)		(538)		(44,541)

	$93,222	$(10,064)		$(5,183)		$77,975

See accompanying introductory comments and notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(a)	Represents the elimination of the historical operating results from the Company’s Canadian operations.

(b)	Represents imputed interest income on the note receivable due from Holdings.

(c)	Represents the reduction in interest expense from the repayment of bank debt with cash proceeds from the sale of Canadian operations. No reduction in bank debt has been assumed for the portion of sale proceeds received in the form of notes due from Holdings.

(d)	Represents the increase in income tax expense related to the pro forma adjustments to interest income and expense. No pro forma adjustment is reflected for the potential taxes from the taxable gain on the sale of Diversicare Canada.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	Represents the elimination of the assets and liabilities of the Canadian operations proposed to be sold to Holdings. Based on the financial position of the Canadian Operations at June 30, 2003, and the Net Working Capital Calculation as defined in the Share Purchase Agreement, Advocat would reduce the assets transferred to Holdings by retaining cash totaling approximately U.S. $686,000. Cash balances on the balance sheet of Diversicare Canada at June 30, 2003 were approximately U.S. 6,370,000. To illustrate the impact of the excess working capital retained by Advocat, the cash balance in the Canadian column is reduced to U.S. $5,684,000.

(b)	Represents the current and noncurrent portions of the note receivable due from Holdings. The note was for a total of (Cdn.) $8.0 million, or U.S. $5.9 million at the June 30, 2003 exchange rate. The note is due in installments of (Cdn.) $600,000 (U.S. $446,000) on each of the first four anniversary dates of the closing, with a final installment of (Cdn.) $5.6 million (U.S. $4.2 million) due on the fifth anniversary of the closing date. The note bears interest at 5% after the second anniversary date, and has been discounted to its estimated fair value using an interest rate of 7.5%. After application of the discount, the total amount of the note, in US Dollars at the June 30, 2003 exchange rate, is $5.2 million. Payment of the note may be accelerated in certain circumstances as described in the Share Purchase Agreement, but such acceleration is not assumed for purposes of these pro forma financial statements.

(c)	Represents the use of cash proceeds, after payment of estimated transaction costs and estimated tax payments, to retire indebtedness outstanding under the Company’s bank credit facility. The Share Purchase Agreement provides for the payment of cash proceeds of (Cdn.) $8.5 million (U.S. $6.3 million) at closing. The pro forma determination of cash available for debt reduction is set forth below (in thousands):

Cash portion of purchase price, in US Dollars at June 30, 2003 exchange rate	$6,313
Less: Financial advisory, legal and other professional fees	(785)
Estimated income tax payments	(883)

Net cash proceeds available for debt retirement	$4,645

The actual amount of cash proceeds available for debt retirement will depend on the financial position of the Canadian operations at closing, future exchange rates, and the final determination of income and other taxes due on the sale, and may vary from the pro forma amounts set forth above.

(d)	Represents the increase in Accumulated deficit resulting from the sale of the Canadian operations, as follows (in thousands):

Cash proceeds from sale of Canadian operations	$6,313
Note receivable, net of discount	5,158

Total proceeds	11,471
Less: net assets of the Canadian operations	(10,341)
Transaction expenses	(785)

Gain on sale of Canadian operations	345
Estimated income tax expense	(883)

Increase in Accumulated deficit	$(538)

     The actual change in Accumulated deficit will depend on the financial position of the Canadian operations at the closing, future exchange rates, and the final determination of income and other taxes due on the sale, and may vary from the pro forma amounts shown above.

WHERE YOU CAN FIND MORE INFORMATION

     Upon the written request of any record holder or beneficial owner of the common stock entitled to vote at the special meeting, the Company will provide without charge, a copy of its Annual Report on Form 10-K for the year ending December 31, 2002, including financial statements and financial statement schedules, and each of its Quarterly reports on Form 10-Q for the quarters ending March 31, 2003 and June 30, 2003, as filed with the Securities and Exchange Commission (“SEC”). The request should be mailed to: Secretary, Advocat Inc., 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. A request via facsimile may be submitted to (615) 771-7409.

     Additionally, as required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 001-12966). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, 233 Broadway, New York, New York 10007 and 175 West Jackson Boulevard, Chicago, Illinois 60604. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. A copy of each of the Company’s filings is retrievable free of charge through the EDGAR system maintained by the SEC at the SEC’s website: www.sec.gov. The Company’s SEC filings, including the Annual Report on Form 10-K, can also be accessed through the Company’s website: http://www.irinfo.com/avc.

OTHER MATTERS

     The management of the Company is not aware of any other matters to be brought before the special meeting of stockholders. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS

     Any proposal by a stockholder for consideration at the 2004 annual meeting of stockholders must be received by the Company’s principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 no later than January 1, 2004, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2004 annual meeting. Stockholders who intend to present a proposal at the 2004 annual meeting without inclusion of such proposal in the Company’s proxy materials are required to provide such proposals to the Company no later than March 1, 2004.

EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY.
IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE MAY, IF HE
WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON. IN ADDITION, A
STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE SUCH PROXY IS VOTED.

Annex A

SHARE PURCHASE AGREEMENT

Dated as of August 25, 2003

A-i

A-ii

A-iii

Schedules

Schedule 1	Assets of Corporation
Schedule 2	Financial Statements
Schedule 3	Absence of Undisclosed Liabilities
Schedule 4	Ordinary Course
Schedule 5	Title to Assets
Schedule 6	Arbitration
Schedule 7	Owned Real Property and Leased Real Property
Schedule 8	Material Agreements of Corporation, Subsidiary and Affiliates
Schedule 9	Litigation
Schedule 10	Environmental, Health and Safety Matters
Schedule 11	Taxes
Schedule 12	Employee Matters
Schedule 13	Collective Agreements
Schedule 14	Insurance
Schedule 15	Accountant’s Consent
Schedule 16	Required Consents
Schedule 17	Opinion of H3GM
Schedule 18	Opinion of Purchaser’s Counsel
Schedule 19	Pledge Agreement
Schedule 20	Permitted Encumbrances (Mortgage Debts)
Schedule 21	Corporation Capital and Operating Expenditure Budgets
Schedule 22	Affiliates and Subsidiary; Estimated Values
Schedule 23	Affiliate Guarantees
Schedule 24	Knowledge of Vendor
Schedule 25	SHARED NAME Agreement

A-iv

Execution Draft

SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT dated as of the 25th day of August, 2003.

     B E T W E E N:

DIVERSICARE LEASING CORP., a corporation incorporated under the laws of Tennessee, (the “Vendor”)

– and –

ADVOCAT INC., a corporation incorporated under the laws of Delaware, (“Advocat”)

- and –

DIVERSICARE CANADA MANAGEMENT SERVICES CO., INC., a corporation incorporated under the laws of Ontario, (the “Corporation”)

- and –

DCMS HOLDINGS INC., a corporation incorporated under the laws of Ontario, (the “Purchaser”)

     WHEREAS the authorized share capital of the Corporation consists of an unlimited number of common shares, of which 1,000 common shares are issued and outstanding;

     AND WHEREAS the Vendor owns and controls, legally and beneficially, 1,000 shares, being all of the issued and outstanding shares in the capital of the Corporation;

     AND WHEREAS Advocat is the ultimate parent corporation of Vendor and the Corporation and indirectly owns and controls, legally and beneficially, all of the issued and outstanding shares in the capital of the Vendor;

     AND WHEREAS the Corporation carries on, inter alia, the business of owning, managing and operating retirement homes, seniors’ residences, assisted living residences and nursing homes in Canada, all as described in the Information Memorandum and the Financial Statements (the “Business”);

     AND WHEREAS the Purchaser desires to purchase from the Vendor and the Vendor desires to sell to the Purchaser the Purchased Shares, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the promises and mutual covenants hereinafter set forth, the Parties hereby mutually agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Defined Terms

     The following definitions apply for purposes of this Agreement:

(a)	“Accountants” has the meaning ascribed thereto in Section 2.07 of this Agreement.

(b)	“Action” has the meaning ascribed thereto in Section 5.10 of this Agreement.

(c)	“Affiliates” means all of the Corporation’s co-tenancies, participation rights, joint venture and partnership entities listed in Schedule 22; “Affiliate” means any of them; and “Managed Affiliates” and “Non-Managed Affiliates” mean these Affiliates identified as such on said Schedule 22.

(d)	“Affiliate Financial Statements” has the meaning set out in Section 5.03 of this Agreement.

(e)	“Affiliate Guarantees” means any and all guarantees and indemnities issued by the Corporation with respect to obligations of or relating to any Affiliate, all as described in Schedule 23.

(f)	“Agreement” means this agreement and all schedules hereto as the same may be amended, supplemented or restated from time to time.

(g)	“Ancillary Documents” has the meaning given to such term in Section 4.01.

(h)	“Assets” means the assets of the Corporation, including those items listed in Schedule 1, but excluding accounts or notes receivable owed to the Corporation by Vendor, Advocat or any of their respective direct or indirect subsidiaries, as listed on Schedule 1 (herein, the “Excluded Assets”).

(i)	“Business” has the meaning given to such term in the fourth recital to this Agreement.

(j)	“Business Day” means a day other than a Saturday or Sunday, on which Canadian chartered banks are open for the transaction of domestic business in Toronto, Ontario.

(k)	“Closing” means the completion of the transactions of purchase and sale of the Purchased Shares as contemplated by this Agreement.

(l)	“Closing Date” means such date as the Vendor and the Purchaser agree to in accordance with Section 3.01.

(m)	“Closing Financial Statements” means the audited consolidated financial statements of the Corporation and the notes thereto as at the Effective Date, consisting in each case of a balance sheet, and the statements of income and retained earnings and changes in financial position prepared in accordance with GAAP.

(n)	“Collective Agreements” means the 23 collective agreements affecting the Corporation, as described in Schedule 13.

(o)	“Contaminant” means any pollutant, contaminant or hazardous substance as defined in any Environmental, Health and Safety Laws and any substance that when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health, whether waste materials, raw materials, finished products or any other material or article, which are regulated by or form the basis of liability under any Environmental, Health and Safety Law, including, but not limited to, petroleum or any by-product thereof, any form of natural gas, asbestos, polychlorinated biphenyls, radon and other radioactive substances, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, hazardous substances or any other material or substance which constitutes a material health, safety or environmental hazard to any Person, property or natural resource.

(p)	“Control” has the meaning attributed to such term in the OBCA.

(q)	“Deposit” shall have the meaning ascribed thereto in Section 2.04 of this Agreement.

(r)	“Diversicare I” means the Diversicare I Limited Partnership, an Ontario Limited Partnership.

(s)	“Diversicare VI” means the Diversicare VI Limited Partnership, an Ontario Limited Partnership.

(t)	“Diversicare I Management Agreement” means the Management Agreement dated April 30, 1994 between Counsel Health Care Assets Inc. and Counsel Nursing Properties Inc., as assigned to the Corporation pursuant to an Assignment of Interest in Management Agreement dated May 10, 1994.

(u)	“Diversicare VI Management Agreement” means the Management and Guaranteed Return Loan Agreement dated November 30, 1985 between Diversicare VI and Diversicare Incorporated, as assigned to the Corporation by an Assignment of Management Agreement dated October 1, 1991, and as further amended and extended pursuant to a Management and Guaranteed Return Loan

Amending Agreement between Diversicare VI, Counsel Health Care Assets Inc., Counsel Corporation and the Corporation dated March 10, 1995.

(v)	“Effective Date” has the meaning given to such term in Section 3.01.

(w)	“Employee Benefit Plan” means any Pension Plan or any other employee benefit, fringe benefit, group insurance benefit, perquisite, deferred compensation, retirement, or employee stock option, stock purchase or stock ownership plan, agreement or arrangement, whether or not subject to the Tax Act and whether or not funded.

(x)	“Environmental, Health and Safety Laws” means any applicable Laws relating to the environment, safety, health or the regulation of or imposition of standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any Contaminants whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Contaminants.

(y)	“Financial Statements” has the meaning set out in Section 5.03 of this Agreement.

(z)	“Fiscal Year” means a fiscal year of the Corporation ending December 31.

(aa)	“GAAP” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

(bb)	“Governmental Authority” means any court, arbitrator, administrative agency, commission, or governmental or regulatory official, department, agency, body, authority or instrumentality, whether foreign, federal, state, provincial, municipal, or local, having jurisdiction over the Parties.

(cc)	“Indemnified Party” has the meaning set out in Section 12.07 of this Agreement.

(dd)	“Indemnifying Party” has the meaning set out in Section 12.07 of this Agreement.

(ee)	“Information Memorandum” means the Information Memorandum of the Corporation dated September, 2002.

(ff)	“Laws” means any federal, local, municipal, provincial, state or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law that applies in whole or in part to the Parties, any subsidiaries of the Corporation, or the Business.

(gg)	“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

(hh)	“Leased Real Property” shall have the meaning ascribed thereto in Section 5.08 of this Agreement.

(ii)	“Lien” includes any lien, claim, hypothecation, assignment, preference, priority, offer, pledge, charge, security interest, equitable interest, restriction, or other encumbrance of any nature or kind whatsoever, except for any restrictions contained in the articles or by-laws of the Corporation.

(jj)	“Material Adverse Effect” means a material adverse effect on the Business, operations, assets, financial condition or results of operations of the Corporation taken as a whole. Expressly excluded from the definition of Material Adverse Effect is any event or occurrence which may have a material adverse effect on Advocat or Vendor such as a judgment entered in a professional liability matter or a default by Advocat under any instrument or agreement with its lenders or lessors but does not effect their ability to convey the Purchased Shares in accordance with this Agreement and does not have a material adverse effect on the Business.

(kk)	“Material Agreement” shall have the meaning ascribed thereto in Section 5.09 of this Agreement.

(ll)	“Mortgage Debts” means those mortgage debts owing by the Corporation and described on Schedule 20.

(mm)	“Mortgage Loan Receivables” means those mortgage loan receivables owned by the Corporation and described on Schedule1.

(nn)	“OBCA” means the Business Corporations Act (Ontario) R.S.O. 1990, B.16, as amended and the regulations thereunder in effect at the date hereof.

(oo)	“Owned Real Property” has the meaning set out in Section 5.08 of this Agreement.

(pp)	“Parties” means the Purchaser, Advocat, the Corporation and the Vendor collectively, and “Party” means any one of them.

(qq)	“Permitted Encumbrances” means:

(i)	undetermined or inchoate Liens incidental to current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(ii)	the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’

compensation, surety or appeal bonds, costs of litigation when required by law and public statutory obligations, liens or claims incidental to construction and mechanics’, warehousemen’s, carriers’ and other similar liens in respect of obligations which are not due or delinquent;

(iii)	security given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Corporation or the Subsidiary of the Corporation, all in the ordinary course of business;

(iv)	title defects or irregularities or other Liens, documents or instruments which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;

(v)	the rights of lessors under any leases identified in Schedule 8 (both real property and equipment) and under any other leases entered into in the normal course of business between the date of this Agreement and the Closing Date, and any registrations under the Personal Property Security Act (Ontario) or any similar legislation; and

(vi)	any Lien in favour of the secured creditors of the Corporation described in Schedule 20, including the Mortgage Debts, and any other Lien which the Purchaser approves in writing as a Permitted Encumbrance.

(rr)	“Pension Plan” means any registered or non-registered pension plan or group registered retirement savings plan, as such terms are defined in Section 248 of the Tax Act.

(ss)	“Person” means any individual, corporation, sole proprietorship, general partnership, limited liability corporation, Governmental Authority or other entity at law.

(tt)	“Pledge Agreement” has the meaning ascribed thereto in Section 2.06.

(uu)	“Purchase Price” has the meaning ascribed thereto in Section 2.02 of this Agreement, subject to adjustment in accordance with Article Two.

(vv)	“Purchased Shares” means all of the issued and outstanding common shares and all rights to acquire shares in the capital of the Corporation.

(ww)	“Purchaser’s Solicitors” means Gowling Lafleur Henderson LLP.

(xx)	“Real Property” means collectively the Leased Real Property and the Owned Real Property.

(yy)	“Subsidiary” means Kelowna Personal Care Services Ltd.

(zz)	“Tax Act” means the Income Tax Act (Canada), and its corresponding regulations, circulars, guidelines and bulletins, among other related documentation, as amended from time to time;

(aaa)	“Taxes” includes, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any governmental authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Ontario and other governmental pension plan premiums or contributions;

(bbb)	“Tax Returns” includes, all returns, reports, declaration, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes.

(ccc)	“Transaction Costs” has the meaning set out in Section 8.03.

(ddd)	“Warranty Claim” means a claim made pursuant to this Agreement based on or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty, covenant or obligation made by another Party contained in this Agreement or contained in any Ancillary Document.

(eee)	“Vendor’s Solicitors” means Harwell Howard Hyne Gabbert & Manner, P.C. and, acting as Ontario counsel, Goodmans LLP.

(fff)	“Vendor-Take-Back Financing” shall have the meaning ascribed thereto in Section 2.06 of this Agreement.

ARTICLE TWO

TRANSFER OF SHARES AND PURCHASE PRICE

Section 2.01 Transfer of Shares

     Subject to the terms and conditions of this Agreement, and in consideration of the payment by the Purchaser to the Vendor of the Purchase Price as hereinafter provided, the Vendor agrees to sell and transfer, and deliver or cause to be delivered, to Purchaser on the Closing Date the Purchased Shares.

Section 2.02 Purchase Price

     Subject to the terms and conditions contained in this Agreement, and in reliance upon the representations and warranties of the Vendor and Advocat herein contained, and in consideration of the transfer of the Purchased Shares to the Purchaser on the Closing Date, the Purchaser shall pay Cdn. Sixteen Million Five Hundred Thousand dollars ($16,500,000.00) (the “Purchase Price”), subject to adjustments as set out in this Agreement.

     Any payments to be made pursuant to this Agreement shall be made by wire transfer or as directed by the recipient of such payment.

Section 2.03 Endorsement of Shares

     On the Closing Date, subject to the terms and conditions hereof, the Vendor shall deliver the certificates representing the Purchased Shares, free and clear of all Liens other than any Liens pursuant to the Pledge Agreement, and duly endorsed in blank by the Vendor, or accompanied by stock powers duly executed in blank. The Vendor agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Purchased Shares or with respect to the stock powers accompanying any of the Purchased Shares.

Section 2.04 Deposit

     The Purchaser shall deliver to either of the Vendor’s Solicitors, in trust, Cdn. One Million Dollars ($1,000,000.00) (the “Deposit”). The first Cdn. $250,000.00 of the Deposit will be delivered to Vendor’s Solicitors no later than five (5) business days following the execution of this Agreement by all Parties. The remaining Cdn. $750,000.00 of the Deposit will be delivered no later than ten (10) days before the date that Advocat sets for its shareholder meeting called to approve the sale of the Purchased Shares; provided that Advocat shall notify Purchaser promptly in writing when such date has been set. The Deposit will be held by the Vendor’s Solicitors (or either of them) with a nationally recognized Canadian financial institution in such accounts or investments and for such durations as the Vendor and the Purchaser may direct from time to time (and, failing written direction from the Vendor and Purchaser, in a daily interest-bearing account or term deposit receipt selected by the Vendors’ Solicitors (or either of them) in its or their sole discretion). If the Closing occurs, the Deposit and interest thereon will be credited against the Purchase Price payable by the Purchaser. If the Closing does not occur by reason of:

(a)	the Purchaser’s default alone, Vendor’s Solicitors (or either of them) are hereby irrevocably authorized and directed to forthwith release the Deposit and interest thereon to the Vendor and shall be retained by the Vendor as a genuine pre-estimate of liquidated damages; or

(b)	any other reason, Vendor’s Solicitors (or either of them) are hereby irrevocably authorized and directed to forthwith release the Deposit and the interest thereon to the Purchaser, without set-off or deduction.

Section 2.05 Closing Payment

     Subject to adjustments on Closing and a credit for any interest accrued on the Deposit and applied to the Purchase Agreement, the Purchaser shall pay to the Vendor Cdn. Seven Million Five Hundred Thousand dollars ($7,500,000.00) (the “Closing Payment”) and such amount, in addition to the Deposit paid to the Vendor at Closing, will be credited against the Purchase Price payable by the Purchaser.

Section 2.06 Vendor-Take-Back Financing

     Following Closing, subject to the terms and conditions of this Agreement, the Purchaser shall pay the sum of Cdn. Eight Million dollars ($8,000,000.00) (the “Vendor-Take-Back Financing”) in accordance with the following schedule:

Anniversary of the	Principal Amount of the Vendor-Take-Back Financing
Closing Date	(Cdn.)

1	$600,000.00
2	$600,000.00
3	$600,000.00
4	$600,000.00
5	$5,600,000.00

TOTAL:	$8,000,000.00

     All payments made in accordance with the foregoing table shall be credited against the Purchase Price payable by the Purchaser.

     The Vendor-Take-Back Financing, which shall be evidenced by a promissory note in form mutually acceptable to Vendor and Purchaser (the “Note”), shall not accrue interest during the first and second years following Closing. In each of the third, fourth and fifth years following Closing, the Vendor-Take-Back Financing shall accrue interest at five percent (5%) per year, payable semi-annually and compounded monthly.

     In the event any portion of principal or interest with respect to the Vendor-Take-Back Financing which is due and payable pursuant to this Agreement is not paid within ten (10) days following notice in writing by the Vendor to the Purchaser of such non-payment, then the entire unpaid balance shall accrue interest at the lesser of (i) the rate of ten percent (10%) per annum and (ii) the maximum rate permitted by applicable law, and Vendor may, at its option, declare the entire unpaid balance due and payable in full. The Vendor-Take-Back Financing may be prepaid in whole or in part at any time without notice, bonus or penalty.

     The portion of the Vendor-Take-Back Financing outstanding from time-to-time shall be accelerated and due by the Purchaser in accordance with and upon occurrence of any of the following events:

(i)	if the Diversicare VI Management Agreement is renewed or extended on or before its expiry date of December 31, 2005, then twenty percent (20%) of the gross fees payable to the Corporation under such renewal or extension shall be due and payable, and applied as a credit on account of the Vendor-Take-Back Financing, within one hundred and eighty (180) days of the start of such renewal or extension period;

(ii)	if the Diversicare I Management Agreement is renewed or extended on or before its expiry date of May 31, 2004, then twenty percent (20%) of the gross fees payable to the Corporation under such renewal or extension shall be due and payable, and applied as a credit on account of the Vendor-Take-Back Financing, within one hundred and eighty (180) days of the start of such renewal or extension period; and

(iii)	in the event that the Diversicare VI sale transaction contemplated as of the date of this Agreement (the “DVI Transaction”) is completed by the Corporation; then fifty percent (50%) of the net after-tax equity sale proceeds received by the Corporation with respect to its participation right thereunder shall be due and payable and applied as a credit on account of such Vendor-Take-Back Financing within thirty (30) days of receipt thereof by the Corporation; such net after tax sale proceeds shall be calculated based upon the maximum marginal corporate tax rate described in the Tax Act, and for greater certainty exclude any debt, mortgage or note obligations to the Corporation from or relating to Diversicare VI (the “DVI Net Sale Proceeds”). In the event that the DVI Transaction closes prior to the Closing with the consent of the Purchaser pursuant to Section 7.04(b), Vendor shall be entitled to fifty percent (50%) of the DVI Net Sale Proceeds, which shall, at Vendor’s option, be distributed by the Corporation to Vendor, if available, not later than twenty (20) days prior to the Closing. Within twenty (20) days of the closing of the Diversicare VI Transaction, Vendor shall provide to Purchaser a report from the Accountants (as defined in Section 2.07 below) calculating the amount of the DVI Net Sale Proceeds in a manner consistent with GAAP applied consistently with the Corporation’s past practices and the accelerated payment shall, subject to Purchaser’s approval acting reasonably, be based on such report. Any distribution to the Vendor of DVI Net Sale Proceeds shall require the consent of the Purchaser pursuant to Section 7.04(b) hereof, and further shall reduce the Purchase Price and the principal amount of the Vendor-Take-Back Financing by the amount of such distribution.

     In the event that any of (i) or (ii) above should occur, or (iii) above should occur and no distribution of DVI Net Sales Proceeds is made prior to Closing, the amount of any such accelerated payment shall be credited first against the principal amount of the Vendor-Take-Back Financing due on the fifth anniversary of the Closing Date (plus any applicable interest then due and payable), with any amount remaining to then be credited against the principal amount of the Vendor-Take-Back Financing due on the fourth anniversary of the Closing Date (plus any applicable interest then due and payable), and so on; provided that such accelerated payment(s), in aggregate, together with any amounts previously received by the Vendor as payment on account of the principal amount of the Vendor-Take-Back Financing shall not exceed the principal amount thereof at Closing. As security for the Vendor-Take-Back Financing, Purchaser shall deliver to Vendor at Closing a pledge of all of the Purchased Shares in the form of the agreement annexed hereto in Schedule 19 (the “Pledge Agreement”). The Pledge Agreement shall also prohibit the further encumbrance or transfer of the Assets after Closing without the prior written consent of Vendor unless the proceeds of said encumbrance or transfer are retained by the Corporation.

Section 2.07 Closing Financial Statements and Purchase Price Adjustments

     The Vendor shall deliver to the Purchaser the draft Closing Financial Statements of the Corporation as at the Effective Date by no later than sixty (60) days following the Closing Date. Such financial statements shall be prepared by BDO Seidman, LLP (the “Accountants”) in a manner consistent with GAAP consistent with the past practice of the Corporation. The Vendor shall authorize the Accountants to provide access to all of the working papers relating to the Corporation to the Purchaser’s accountants by executing and delivering at Closing the form annexed hereto as Schedule 15. Not later than thirty (30) days after receipt of the draft Closing Financial Statements, the Purchaser shall advise the Vendor in writing as to the acceptability of such financial statements, or alternatively as to any specific objections. In the event that the Purchaser does not so advise the Vendor within such period, such financial statements shall be deemed to be acceptable to the Purchaser and shall be the Closing Financial Statements for the purposes of this Agreement. In the event that any specific objections are made within such period and not resolved between the parties within a further period of 15 days, the Purchaser and the Vendor shall engage an independent major chartered accountant firm selected by mutual agreement or, in the event that a mutual agreement cannot be reached within 7 days, by the Chair of the Institute of Chartered Accountants of Ontario, to resolve such unresolved objections, whose written determination with respect to such matters shall be conclusive and binding as against the Parties. Purchaser and Vendor shall use their best efforts to have any such written determination fully completed by not later than 30 days after the appointment of such independent firm. Any upward or downward adjustment to the Purchase Price pursuant to this Section 2.07 will be due and payable in full within 20 days of said final determination.

     The Purchase Price and the principal amount of the Closing Payment shall be adjusted and reduced on a dollar for dollar basis in the event the Closing Financial Statements confirm:

(a)	that the current assets of the Corporation do not exceed all liabilities of the Corporation, excluding the Mortgage Debts, as at the Effective Date by $3,600,000.00, as calculated in accordance with GAAP, consistent with the Corporation’s past practices. If the DVI Net Sale Proceeds are distributed prior to Closing in accordance with Section 2.06(iii), then the distributed proceeds as defined therein shall be excluded from the calculation of current assets except for that portion of the net after-tax sales proceeds attributable to items included in current assets prior to the closing of the DVI Transaction (said calculation of current assets in excess of liabilities, excluding Mortgage Debts, as of the Effective Date is herein, the “Net Working Capital Calculation”);

(b)	the Corporation is in arrears under any of its obligations pertaining to the Leased Real Property as at the Effective Date;

(c)	standard real estate closing adjustments as at the Effective Date, including without limitation, those pertaining to taxes, municipal obligations, maintenance,

operating costs and/or leases, confirm that the Corporation is in arrears with respect to the Owned Real Property;

provided that the adjustments set forth in subparagraphs (b) and (c) above (i) shall only be made to the extent that they are not included in the Net Working Capital Calculation and (ii) shall be reduced on a dollar-for-dollar basis up to the amount by which the Net Working Capital Calculation exceeds $3,600,000.00. In the event the Closing Financial Statements confirm that the Net Working Capital Calculation, minus any adjustments set forth in (b) and (c) above, is greater than $3,600,000.00, such amount (net of any tax exigible) shall be distributed to Vendor.

Section 2.08 Proceeds of Asset Dispositions or Financings Prior to Closing

     In the event that the Corporation sells, finances, transfers or disposes of Assets prior to Closing (and the Vendor acknowledges the requirement for the consent of the Purchaser pursuant to Section 7.04), other than as specifically provided in this Agreement the proceeds of sale or financing of such Assets shall remain in the Corporation on the Closing Date, notwithstanding Section 2.07. Any consent of the Purchaser to a sale, transfer, distribution or financing of Assets pursuant to Section 7.04 in advance of the Closing Date shall require as a condition that the net proceeds of such transaction remain in the Corporation on the Closing Date and shall be excluded from the Net Working Capital Calculation; provided that notwithstanding the foregoing, any portion of such proceeds attributed to an Asset that would otherwise have been included in the Net Working Capital Calculation shall be included in the Net Working Capital Calculation. By way of example, Purchaser and Vendor acknowledge that the Affiliate, White Cliffe Terrace Ltd., has recently completed a refinancing and cash distribution to the Corporation, as described in Schedule 4, which cash distribution shall remain in the Corporation on the Closing Date and shall be excluded from the Net Working Capital Calculation.

ARTICLE THREE

CLOSING

Section 3.01 Closing

     The transfer of the Purchased Shares and payments required pursuant to Article Two hereof shall take place at Suite 5800, 40 King Street West, Toronto, Ontario or such other place as Vendor and Purchaser may mutually agree.

     Unless otherwise agreed, Closing shall take place at 11:00 a.m. on the date (the “Closing Date”) that is the first Business Day fifteen (15) days following the date on which all approvals necessary in order to complete the transactions contemplated by this Agreement have been received from the Ministry of Health and Long Term Care pursuant to the Nursing Homes Act (Ontario). Unless the Vendor and Purchaser mutually agree, the Closing Date shall not occur later than February 28, 2004. Conditional upon completion of Closing, the effective date for the Closing shall be the close of business on the last Business Day of the month prior to the Closing Date (the “Effective Date”).

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND ADVOCAT
REGARDING THE VENDOR, ADVOCAT AND THE PURCHASED SHARES

     Each of the Vendor and Advocat jointly and severally represent and warrant to the Purchaser, as follows:

Section 4.01 Authority

     The Vendor and Advocat have all necessary authority to enter into and deliver this Agreement and each of the other agreements, certificates, instruments and documents given in order to give effect to the transactions contemplated hereby (collectively, the “Ancillary Documents”) to which they are a party, to carry out their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 4.02 Execution and Delivery

     This Agreement and, once executed by Vendor and Advocat, each Ancillary Document to which the Vendor and Advocat are a party have been duly executed and delivered by them, and constitute the legal, valid and binding obligations of each, enforceable against them in accordance with their respective terms and conditions, except as enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect affecting creditors’ rights generally or by general principles of equity.

Section 4.03 No Conflicts

     The execution, delivery and performance by the Vendor and Advocat of this Agreement and each Ancillary Document to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not at Closing violate, conflict with or result in a breach of any term, condition or provision of, or require the consent to or notification of any Person under, or result in the creation of or right to create any Lien upon the Purchased Shares held by the Vendor under, (a) any Laws to which the Vendor, Advocat or the Purchased Shares is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority to which the Vendor, Advocat or the Purchased Shares is subject, (c) except as set forth in Schedule 16, any license, agreement, commitment or other instrument or document (excluding purchase orders not material to the operations of the Business) to which the Vendor or Advocat is a party or by which the Vendor or Advocat is otherwise bound, or (d) except for the approvals as are obtained prior to Closing, any of the governing documents of the Corporation, Advocat or the Vendor. No authorization, approval or consent of, and no registration or filing with, or notice to any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Document by the Vendor or Advocat other than (i) consents required in connection with a change of control of the Corporation as set forth in Schedule 16, (ii) routine filings after closing to reflect the completion of the Closing, and (iii) any consents required with respect to any license, agreement, commitment, instrument or document which, if not obtained, would not have a Material Adverse Effect.

Section 4.04 Ownership of Stock

     As of the date hereof and as at Closing, the Vendor owns, beneficially and of record, the Purchased Shares. The Vendor’s secured lenders have confirmed their consent to the transactions described in this Agreement, and that they shall release and discharge any lien or security interest held by them on the Purchased Shares as of the Closing. Such secured lenders have further confirmed that they shall release the guarantee issued by the Corporation in favour of the obligations of Advocat to such secured lenders as of the Closing. As of the Closing, the Purchased Shares shall be free and clear of any Liens or any other encumbrances or restrictions created in the articles (except any private company restrictions therein contained) or by-laws of the Corporation. Upon delivery of and payment for the Purchased Shares as provided in Article Two of this Agreement, at the Closing, all of the Purchased Shares will be transferred to the Purchaser, and the Purchaser will have good and valid title to the Purchased Shares free and clear of any and all Liens or any other encumbrances or restrictions created in the articles (except any private company restrictions therein contained) or by-laws of the Corporation, other than liens in the Pledge Agreement.

Section 4.05 Insolvency

     There are no cases or proceedings existing under any applicable bankruptcy, insolvency, reorganization or similar Laws in any jurisdiction concerning the Vendor or Advocat, and no circumstances exist which, under applicable Laws, would reasonably justify any of the cases or proceedings. No receiver or bankruptcy trustee has been appointed with respect to all or any portion of any business or assets of the Vendor or Advocat.

Section 4.06 Shareholders’ Agreements

     There are no shareholders’ agreements, voting trust agreements or other similar agreements to which the Vendor or Advocat is a party which would preclude the completion of the transactions described in this Agreement relating to any of the Corporation, the Affiliates or the Subsidiary.

Section 4.07 Broker’s Fees

     Other than Ashbourne Financial Group, Ltd. (“Ashbourne”) (which has been retained by Vendor at Vendor’s and Advocat’s expense), neither Advocat, the Vendor nor the Corporation has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the sale of the Purchased Shares as contemplated by this Agreement for which the Purchaser or the Corporation could become liable or obligated. Advocat previously engaged Houlihan Lokey Howard & Zukin (“HLHZ”) to provide similar services with respect to the Corporation, but believes that no fees are owed to HLHZ. Vendor and Advocat shall jointly and severally hold the Purchaser harmless for all such fees or commissions, including Ashbourne.

Section 4.08 Organization, Standing and Qualification of the Corporation

(a)	The Corporation is duly incorporated, validly existing and in good standing under the Laws of the province of Ontario, Canada. The Corporation (a) has full right, power and authority to carry on its Business as now being conducted, to use its name and to own or lease and operate its properties as and in the places where such Business is now conducted and such properties are now owned or leased and operated, and (b) is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires such qualification, licensing or authorization.

(b)	The copies of the charter documents and bylaws, both as amended to date, of the Corporation which have been delivered or made available to the Purchaser in connection with the transactions contemplated hereby, are complete and accurate and are true and correct copies of the originals thereof; and the execution of this Agreement and the performance of the obligations of the Vendor hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND ADVOCAT
REGARDING THE CORPORATION, THE SUBSIDIARY AND THE AFFILIATES

     Each of the Vendor and Advocat jointly and severally represent and warrant to the Purchaser, as follows:

Section 5.01 Capitalization of the Corporation

     At the date hereof, the authorized and issued capital stock of the Corporation is as registered on the books of the Corporation. All of the issued and outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully-paid and non-assessable. The Purchased Shares are the only shares in the capital of the Corporation. There are no outstanding subscriptions, options or warrants for unissued shares of the Corporation and the Corporation has not entered into or granted, or agreed to do so, any calls, contracts, demands, commitments, profits interests, pre-emptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which the Corporation is or may become obligated to issue, redeem, assign or transfer any shares of capital stock of the Corporation or purchase or make payment in respect of any shares of the Corporation capital stock now or previously outstanding, and there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Corporation or any shares of its capital stock.

Section 5.02 Subsidiaries and Affiliates

(a)	Other than the Subsidiary, there are no subsidiaries of the Corporation. The Subsidiary is duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia. The Corporation is the registered and beneficial owner of all of the issued and outstanding shares of capital stock of the Subsidiary, and there are no outstanding subscriptions, options or warrants for un-issued shares of the Subsidiary. The Subsidiary carries on the business of providing care services to residents of Hawthorne Park retirement center and condominiums in Kelowna, British Columbia.

(b)	The Corporation owns participation, limited partner, joint venture, co-tenancy, shareholder and/or partnership interests in the Affiliates in the percentages identified in Schedule 22.

(c)	Annexed in Schedule 23 is a true and accurate list of all Affiliate Guarantees.

(d)	Copies of all of the agreements and contracts with respect to the Corporation’s ownership in the Affiliates have been made available to the Purchaser. No authorization, approval or consent of any Person is required in connection with the change of indirect ownership in the Affiliates resulting from the transactions contemplated in this Agreement.

(e)	Vendor has made available to Purchaser all mailings or other documentation received by the Corporation from the Non-Managed Affiliate during the two (2) years prior to the date of this Agreement.

Section 5.03 Financial Statements

     Attached as Schedule 2 are true and correct copies of the unaudited consolidated balance sheet of the Corporation for the fiscal years ended December 31, 2001 and 2002, and the related unaudited statements of earnings and retained earnings and cash flows for the fiscal years ended December 31, 2001 and 2002 and notes thereto, and, upon their preparation and approval in accordance with Section 2.07, the management prepared and accountant reviewed balance sheet as at the Closing Date (collectively, the “Financial Statements”). The Financial Statements include, on a consolidated basis, all relevant financial information for the Subsidiary for the relevant period. To the extent available to Vendor, Vendor shall provide to Purchaser a summary of financial operations for each Owned Real Property and Leased Real Property for the fiscal years ending December 31, 2001 and 2002. Also attached as part of Schedule 2 are true and correct copies of such segregated operating financial statements of the Managed Affiliates as are listed on said (the “Managed Affiliate Financial Statements”) Except as set forth on Schedule 2, the Financial Statements, and, to Vendor’s knowledge, the Managed Affiliate Financial Statements, have been prepared from and are consistent with the books, records and accounts of the Corporation and the Managed Affiliates and have been prepared in accordance with GAAP. As of the date of such Financial Statements, the Corporation and the Subsidiary had no Liabilities which were not disclosed by the said Financial Statements. As of the date of the Managed Affiliate Financial Statements, to Vendor’s knowledge, the Managed Affiliates had no Liabilities that were not disclosed by said Managed Affiliate Financial Statements. The said Financial Statements, and, to Vendor’s knowledge, the Managed Affiliate Financial Statements, are true, correct and complete in all material respects, and fairly present the financial position of the Corporation, the Subsidiary and, as applicable, the Managed Affiliates, for the relevant periods. All gross revenues, costs and expenses of operating the Business are included and properly reflected in the Financial Statements. The Corporation has made available to the Purchaser true, accurate and complete copies of the Corporation’s 1999 through 2002 federal and provincial income tax returns together with the applicable Notices of Assessment, including, if applicable, amended returns, carry-back returns and revenue agent’s reports and tax depreciation schedules used to prepare the returns.

Section 5.04 Corporate Records

     The corporate records of the Corporation and the Subsidiary, including minutes of meetings of incorporators, directors and stockholders and stock issuance and transfer records, have been or will prior to Closing be made available to the Purchaser, and are complete, accurate and in all material respects and reflect all issues and transfers of stock to date and, in the case of the financial records, have been kept in accordance with GAAP applied on a consistent basis, and are complete, accurate, correct in all material respects and fully and fairly reflect all material transactions of the Corporation and the Subsidiary. Any corporate records of the Affiliates in the Corporation’s possession or control have been or will prior to Closing be made available to the Purchaser not later than 15 days after the date of this Agreement.

Section 5.05 Absence of Undisclosed Liabilities

     Except to the extent reflected on or reserved against in the Financial Statements, the Managed Affiliate Financial Statements or disclosed on Schedule 3, as of the Closing Date the Corporation, the Subsidiary and, to Vendor’s knowledge, the Managed Affiliates had no Liabilities as at such date or arising out of transactions entered into or any set of facts existing prior thereto. Since December 31, 2002, except as disclosed in Schedule 3, the Corporation and the Subsidiary have not incurred any Liabilities except in the ordinary course of business.

Section 5.06 Ordinary Course

     Since December 31, 2002, and except as otherwise disclosed on Schedule 4 or as specifically contemplated by this Agreement or approved by Purchaser pursuant to Section 7.04, the Corporation has operated its business in the ordinary course and has not made or instituted, or agreed to make or institute, any material change in its methods of accounting, investment of funds or general business operations.

Section 5.07 Title to Assets

     Except as disclosed on Schedule 5, and in the Financial Statements, the Corporation has good and marketable title to all of its respective tangible and intangible Assets, free and clear of any Liens other than Permitted Encumbrances. The Corporation owns, leases or otherwise has the contractual right to use all of the Assets used in the conduct of the Business as currently conducted.

Section 5.08 Real Property

(a)	Except as disclosed on Schedule 7, there is no real property leased or rented by the Corporation, nor does the Corporation lease or rent any real property to any other Person (the “Leased Real Property”).

(b)	Schedule 7 sets forth a true and complete list of all real property owned by the Corporation (the “Owned Real Property”).

(c)	Except as set forth on Schedule 7:

(i)	The Real Property is zoned so as to permit its present use, and has passed any and all inspections of any and all governmental agencies having jurisdiction over the same, where failure to pass such inspection would have a Material Adverse Effect on the Corporation. Each parcel of the Real Property and the existing use thereof complies, in all material respects, and will, on the Closing Date, comply, in all material respects, with all zoning by-laws, statutes, by-laws, requirements, plans, official plans, covenants, registered restrictions, easements, all access and encroachment agreements, laws, ordinances, orders, regulations, federal, provincial and municipal requirements (whether relating to fire, safety, the environment, building standards, health standards or otherwise) applicable thereto.

(ii)	The Corporation does not have any agreements, options or other right or obligation to acquire any additional real property. The Corporation has neither agreed to sell, transfer or otherwise dispose of any real property owned by it, nor has it granted to any person, any right or privilege capable of becoming an agreement to acquire any such real property.

(iii)	Save and except for any minor encroachments shown in any surveys of the Real Property, none of the buildings, structures or improvements (including fences, if any) presently on the Real Property encroaches on any land not owned by the Corporation. If a current survey is not otherwise available, the Vendor, prior to Closing, shall, if requested by the Purchaser at the Purchaser’s sole discretion, cause a survey of the Real Property and all structures thereon, and any easements or rights-of-way affecting the Real Property to be made by a recognized land surveyor. The costs of any such surveys shall be shared equally by Vendor and Purchaser.

(iv)	The Real Property is in a good state of repair and maintenance, reasonable wear and tear excepted, and with reference to the age of the facilities. To the Vendor’s knowledge, the chattels and all equipment and systems (including, without limitation, the heating, ventilating, air-conditioning, plumbing, electrical, drainage and other mechanical equipment and systems) included on the Real Property, reasonable wear and tear excepted, and with reference to the age of the facilities, will be in good operating order and condition. Except for the express representations and warranties contained herein, all such chattels, equipment and systems are being transferred on an “AS IS”, “WHERE IS” basis, with no further representations or warranties.

(v)	As of the date of execution of this Agreement, the Corporation has not received any written or verbal notice of a work order, deficiency notice, notice of violation, order, directive, notice of non-compliance or requirement outstanding, or other similar communication from any municipal or governmental authority, board of insurance underwriters, regulatory authority or otherwise, which is outstanding against the Real Property, or the Business, or requiring or recommending that work or repairs and, in each case, requiring expenditure of at least $25,000.00 in connection with the Real Property or the structures thereon, or any part thereof, is necessary or required (collectively referred to as an “Order”). If any Order arises prior to Closing, the Corporation shall, at the Vendor’s sole expense, discharge any and all existing Orders prior to the Closing Date and provide evidence to the Purchaser from the relevant authority that the Order has been discharged to the satisfaction of the issuing authority.

(vi)	Except to the extent included in the Net Working Capital Calculation, all amounts for labour and materials relating to construction or repair of the Real Property have been fully paid and, to the Vendor’s knowledge, no one has a right to file a lien in respect thereof.

(vii)	The Corporation will not, on the Closing Date, have any indebtedness to any person which might by operation of law or otherwise constitute a lien, charge or encumbrance on any of the Real Property or any part thereof, or which could affect the right of the Corporation to own, occupy and obtain the revenue from the Real Property, other than the Permitted Encumbrances.

(viii)	There is no default, nor is there any event which, with the passage of time, would constitute an event of default, existing in the performance or observance of the terms and provisions of the Permitted Encumbrances, each of which has been complied with in all material respects and is in good standing. All consents, approvals and assumptions required under the Permitted Encumbrances in connection with the transaction contemplated by this Agreement will have been obtained by the Vendor or entered into by all necessary parties on or before the Closing Date. No Permitted Encumbrance has been amended or varied otherwise than as disclosed herein.

(ix)	With respect to all Leased Real Property:

(A)	each Lease is in full force and effect, unamended by oral or written agreement, in accordance with the particulars thereof set forth in Schedule 7 and the terms of the true copy thereof delivered to the Purchaser;

(B)	the options to acquire Real Property as set out in the Leases are in full force and effect, unamended, and the Corporation has received no notice or contestation with respect to the exercise of such options nor has the Corporation delivered any notice of any exercise of such options;

(C)	there is no default existing in the payment of rent or, in any material manner, in the performance or observance of any of the Corporation’s covenants or obligations thereunder, and the landlord does not have any claim for and is not entitled to any set-off or defence against or abatement or reduction of any rent or other sums payable thereunder; and

(D)	there has been no waiver, amendment or modification of any term thereof or payment, settlement or negotiation of any advance or future rent thereunder, nor has there been any surrender thereof.

(x)	There are no local improvement charges or special levies outstanding against the Real Property, nor has the Vendor or the Corporation received any notice of a proposed local improvement charge or special levy.

(xi)	The Real Property has full and free legally enforceable access to and from public highways, streets and/or roads, which access is sufficient for the purposes of the current operation of the Business and the Vendor has no knowledge of any fact or condition which would result in the termination of such access.

(xii)	To the best of Vendor’s knowledge, all public utilities required for the operation of the Real Property connect through adjoining public streets, or if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the contemplated actual use of the Real Property.

(xiii)	Neither the Real Property, nor any part thereof has been expropriated and there are no existing or, to the knowledge of the Vendor, contemplated expropriation proceedings or other similar public or private proceedings affecting the Real Property or any part thereof.

(xiv)	Neither the Vendor nor the Corporation has received notice, and has no other knowledge or information of any pending or contemplated change in any applicable law, ordinance or restriction, or of any pending or threatened judicial or administrative action or of any natural or artificial condition upon the Real Property, or any part thereof, any of which would result in any material adverse change in the condition of the Real Property, or any part thereof, or in any way limit or impede the operation of the Real Property, or any part thereof for any purpose.

(xv)	To the best of Vendor’s knowledge, the Real Property is not designated for regulation by any conservation authority pursuant to any conservation legislation, nor is any part of the Real Property designated as having heritage status.

(xvi)	The Real Property is not and, to the best of the knowledge of the Vendor or the Corporation, never have been used as a waste disposal site, nor has the Vendor or the Corporation buried any substance or thing in the Real Property.

(xvii)	The sewage and water treatment systems for the Real Property are adequate for their present use and, to Vendor’s knowledge, comply with all laws, by-laws and regulations applicable to them. Any permits required for use of such systems have been obtained and are in good standing.

Section 5.09 Material Agreements of the Corporation, the Subsidiary and Managed Affiliates

     Schedule 8 sets forth a true and complete list, and the Corporation has provided to the Purchaser access to true and complete copies (including all amendments and extensions thereof and all waivers thereunder) or, if oral, an accurate and complete description, of each of the following, whether written or oral (each, a “Material Agreement”):

(a)	all loan agreements, indentures, mortgages, notes, instalment obligations, factoring arrangements, material capital leases or other agreements or instruments relating to the borrowing of money (or guarantees thereof) in an amount greater than $25,000.00 to which the Corporation and the Subsidiary is a party or a guarantor, including the Mortgage Debts and all such loan agreements, etc., known to Vendor, to which the Managed Affiliates are a party;

(b)	all contracts or understandings limiting the ability of the Corporation or the Subsidiary or to Vendor’s knowledge, any Affiliate to conduct its business or to otherwise compete, including as to manner or place;

(c)	all joint venture, co-tenancy, “partnering”, “participation” or similar agreements or understandings to which the Corporation or the Subsidiary is a party;

(d)	all open purchase order contracts or supplier contracts having a value in excess of $25,000.00;

(e)	all participation rights of the Corporation and the Subsidiary;

(f)	all Mortgage Loan Receivables;

(g)	all management or advisory agreements to which the Corporation or the Subsidiary is a Party, including without limitation with respect to Diversicare I, Diversicare VI, and all of the Leased Real Property; and

(h)	all other contracts to which the Corporation or the Subsidiary or, to Vendor’s knowledge, any Affiliate is a party or by which they are bound, which (i) are material to the conduct of the Business as currently conducted, (ii) are not listed above, (iii) which involve revenue or expenditures of more than $25,000.00, and (iv) which are not terminable by the Corporation or the Subsidiary on less than ninety (90) days’ notice.

     Except as disclosed on Schedule 8, neither the Corporation nor, to the Corporation’s knowledge, any other party is in default under any Material Agreement and no event has occurred or is reasonably expected to occur which (after notice or lapse of time or both) would become a breach or default by the Corporation, or to the Corporation’s knowledge, any other party thereto under, or would otherwise permit modification, cancellation, acceleration or termination of, any Material Agreement or would result in the creation of or right to obtain any Lien upon any Assets. Except as disclosed on Schedule 8 or Schedule 16, (i) each Material Agreement is in full force and effect and is valid and legally binding against the Corporation or the Subsidiary, and each of the other parties thereto, subject to usual qualifications as to enforcement of creditors’ rights generally and equitable remedies; (ii) there are no unresolved disputes with respect to any Material Agreement; (iii) to the Corporation’s knowledge, no party to a Material Agreement intends either to modify, cancel or terminate a Material Agreement; and (iv) complete and accurate copies of the Affiliate Guarantees issued by the Corporation, whether with respect to mortgages owing by Affiliates of the Corporation or otherwise, are included in Schedule 8 or Schedule 23; such guarantees relate solely and exclusively to the Affiliates described in Schedule 22; and the Affiliate Guarantees do not exceed the aggregate amount of Cdn.$8,000,000.00.

Section 5.10 Litigation

     Except as described in Schedule 9 (which, with respect to each claim, action, suit, arbitration, inquiry, proceeding, dispute or investigation by or before any Governmental Authority (each, an “Action”) disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Corporation, the Subsidiary or, to Vendor’s knowledge, the Managed Affiliate (or their respective directors, officers, managers, employees or agents), or affecting any of the Assets or the Business, in existence or, to the Vendor’s knowledge, threatened. None of the matters disclosed on Schedule 9 has affected or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. For greater certainty, to the Vendor’s knowledge, no events nor facts have occurred or are existing which, to Vendor’s knowledge, will give rise to a meritorious Action by any Person against the Corporation or the Subsidiary in excess of the amount reserved for such claims in the Financial Statements.

Section 5.11 Compliance with Laws

     The Corporation, the Subsidiary and, to Vendor’s knowledge, the Managed Affiliates have obtained all licenses, permits and other authorizations from all applicable Governmental Authorities necessary for the conduct of respective Business as currently conducted which, if not obtained, would have a Material Adverse Effect. Each of the Corporation, the Subsidiary and, to Vendor’s knowledge, the Managed Affiliates is in compliance, and has complied, in all material respects with all Laws applicable to it and has not received any notice of any violation thereof.

Section 5.12 Environmental, Health and Safety Matters

     Except as disclosed on Schedule 10:

(a)	the Corporation has complied in all material respects with all applicable Environmental, Health and Safety Laws;

(b)	the Corporation has no unresolved notice, report or other allegation of any actual or alleged violation of any Environmental, Health and Safety Laws relating to the Corporation or the Subsidiary, the Business or its facilities, or, to Vendor’s knowledge, any Managed Affiliate nor is it aware of any case of Severe Acute Respiratory Syndrome (SARS) which has occurred on any premises of the Business or its facilities;

(c)	the Corporation, the Subsidiary or, to Vendor’s knowledge, any Managed Affiliate has not disposed of any Contaminant by placing it in or on the ground, waters or other environmental medium of any premises owned, leased or used by the Corporation or the Subsidiary except in compliance with Environmental, Health and Safety Laws;

(d)	the Corporation, the Subsidiary or, to Vendor’s knowledge, any Managed Affiliate has not used any machinery, equipment or facility constituting the Assets or permitted such Assets to be used, to generate, to manufacture, refine, treat, transport, store, handle, dispose, transfer or produce any Contaminant except in compliance with all Environmental, Health and Safety Laws;

(e)	the Corporation, the Subsidiary or, to Vendor’s knowledge, any Managed Affiliate does not presently hold any environmental permits and no environmental permits are required to operate the Business or any Assets;

(f)	to the best of the Vendor’s knowledge, there are no Contaminants of the Corporation disposed of, treated or stored off-site of the Owned Real Property or Leased Real Property;

(g)	the Corporation has maintained all environmental and operating documents and records relating to the Business and the Assets in the manner and for the time period required by Environmental, Health and Safety Laws and it has never conducted an environmental audit of the Business and Assets. For the purposes of this Section, an environmental audit shall include any evaluation, assessment, review or study, of any nature, performed at the request or on behalf of the

Corporation or any third party relating to the Business or Assets of the Corporation;

(h)	to the best of the Vendor’s knowledge, there are no active or inactive underground storage tanks nor have there been located on or in any of the Owned Real Property or Leased Real Property utilized by the Corporation any such active or inactive underground storage tanks;

(i)	to the best of the Vendor’s knowledge, neither the Owned Real Property nor the Leased Real Property contain asbestos or urea formaldehyde insulation;

(j)	neither the Vendor nor the Corporation are aware of any Contaminant originating from any neighbouring or adjoining properties which has migrated onto, or is migrating towards the Real Property;

(k)	neither the Vendor nor the Corporation or the Subsidiary nor, to Vendor’s knowledge, the Managed Affiliates, have ever received any notice or orders from any Governmental Authority, regulatory body or third party, nor, to Vendor’s knowledge, do any facts or conditions exist in any of the Real Property which could be reasonably anticipated to give rise to any notice or orders that the Vendor or the Corporation or the Subsidiary or any successor is responsible for any clean-up or corrective action under any applicable Environmental Health and Safety Laws in connection with the Business or respecting the Real Property, and neither the Vendor nor the Corporation or the Subsidiary have received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites. Neither the Vendor nor the Corporation or the Subsidiary have ever been prosecuted for non-compliance with any Environmental Health and Safety Laws, nor have they settled any allegation of such non-compliance short of prosecution and no claims have been made or threatened by any third party against the Vendor or the Corporation or the Subsidiary in respect of the Real Property relating to damages, contributing costs, receivers, compensation, loss or injury resulting from any violation of Environmental Health and Safety Laws;

(l)	to the best of the Vendor’s knowledge, there are no conditions which exist at the Real Property that, directly or indirectly, relate to environmental matters which may adversely affect the Business, the Real Property or the use thereof, whether on, above or below the lands or any structures, buildings or facilities, including, without limitation, being located within an environmentally sensitive area as determined by any Governmental Authority, the condition of the soil or ground water in the area, or the existence of radioactive substances.

(m)	to the best of the Vendor’s knowledge, there are no PCBs and no PCB waste (as defined under Environmental Health and Safety Laws) located or stored on the Real Property and the Real Property has never been designated as a PCB waste storage site;

(n)	after the Closing Date, the Vendor covenants, at its sole cost and expense, to remove or take remedial action with regard to any materials released to the environment at or on the Real Property prior to the Closing Date for which any removal or remedial action is specifically required pursuant to Governmental Authority, provided that: (i) no such removal or remedial action shall be taken except after reasonable advance written notice to the Purchaser; (ii) any such removal or remedial action shall be undertaken in a manner so as to minimize any impact on the Business; and

(o)	the Vendor shall at all times retain any and all liabilities arising from the handling, treatment, storage, transportation or disposal of Contaminants by the Corporation and the Subsidiary prior to the Closing Date.

Section 5.13 Taxes

(a)	Except as set forth on Schedule 11, the Corporation is not currently under audit by any Governmental Authority for any Taxes and has not received notice of: (i) any alleged failure to file any Tax Returns or to pay any Taxes; (ii) any alleged Liability for the Taxes of any entity which is deemed to be a predecessor or transferor of the Corporation; (iii) any audit adjustment; or (iv) any planned audit of the Corporation’s Tax Returns. The Corporation has not executed or filed with a Governmental Authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

(b)	The Corporation has filed on a timely basis all Tax Returns as required by the Tax Act or any other Law (domestic or foreign) relating to Taxes. Assessments have been issued by the relevant taxing authority confirming each such Tax Return. Each such Tax Return is true, correct and complete in all respects. All Taxes shown as due and owing on all such Tax Returns have been paid. The Corporation has not requested an extension of time within which to file any Tax Return in respect of any Tax which has now since been filed. No reassessments have been issued in respect of any such Tax Return.

(c)	The Corporation has and will have no additional liability for Taxes in respect of which a Tax Return was required or will be required by applicable Law to be filed on or before the Closing Date, or in respect of any period ending immediately prior to the Closing Date. The amounts reflected as liabilities on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on the date of the Financial Statements or to any years and periods prior thereto and for which the Corporation may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any person.

(d)	All Tax deficiencies that have been claimed, proposed or asserted in writing against the Corporation have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined. There is no basis for a proposal or assertion of a Tax deficiency for any other year remaining open for reassessment.

(e)	No written position has been taken on any Tax Return with respect to the Business or operations of the Corporation for a Tax year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Corporation.

(f)	The Corporation is in compliance with all registration, timely reporting, and remittance obligations in respect of all Taxes.

(g)	The Taxes that the Corporation is required by law to deduct, withhold or collect, including, but not limited to, goods and services taxes, sales, use and other taxes, and amounts required to be withheld for Taxes of employees or non-resident persons, have been duly deducted, withheld or collected and, to the extent required, have been remitted (together with the employer’s portion thereof, where applicable) to the appropriate taxing authority within prescribed time limits or are being held by the Corporation for such purpose.

(h)	There are no Tax liens (other than for Taxes not yet due and payable) upon the properties or Assets of the Corporation nor are such properties or Assets the subject of any trust arising under any law relating to Taxes.

(i)	The Corporation has not granted any waivers (other than waivers which have been revoked) or been requested to grant any waivers with respect to any claim or proceeding against the Corporation for Taxes.

(j)	There is no basis for a claim that the Corporation is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(k)	The provisions of this Section 5.13 apply equally to the Subsidiary, and, to Vendor’s knowledge, the Managed Affiliates, mutatis mutandis.

Section 5.14 Employee Benefit Plans

     The texts of all Employee Benefit Plans which have been made available for review by the Purchaser are true and complete copies thereof, and:

(i)	other than the Pension Plans attached as part of Schedule 12 for employees of the Corporation, there are no Pensions Plans currently established for the Corporation;

(ii)	all material reports and disclosures relating to any Employee Benefit Plans, required by any applicable Laws have been made and are current; and

(iii)	all material obligations of the Corporation, including fiduciary and funding obligations, required to be performed or made in connection with any Employee Benefit Plans, have been performed or caused to be performed by the Corporation, and all such plans are fully funded with no Liability owing to such plans as at the Closing Date.

Section 5.15 Employee Matters

     The letter provided by the Corporation to the Purchaser dated July 17, 2003, as supplemented by a second letter dated July 18, 2003 and a memorandum from the Corporation dated June 20, 2003, contains a complete and accurate list of all officers and directors of the Corporation and the Subsidiary, any administrator or other key employee employed by the Corporation at any facility owned, leased or managed by the Corporation and all employees of the Corporation based at the Corporation’s corporate offices, any other employee of the Corporation or the Subsidiary with an employment agreement, and their years of service and their respective rates of compensation (including the portions thereof attributable to bonuses), including any other salary, bonus or other payment or benefit arrangements made with each of them. The Corporation and the Subsidiary are current with respect to the payments to such employees of all salary or bonuses or other payments or benefits, except vacation pay for which an accrual, up to the Closing Date, shall be included on the Closing Financial Statements. Except as set out in Schedule 12, neither the Corporation nor the Subsidiary has any contractual arrangements whatsoever with any person not at arm’s length (as defined in the Tax Act).

Section 5.16 Collective Agreements

     Schedule 13 hereto sets out a complete and accurate list and description of all Collective Agreements affecting the Corporation, the Subsidiary or, to Vendor’s knowledge, any Managed Affiliate, including:

(a)	a description of each union party to any Collective Agreement;

(b)	the expiry dates of all Collective Agreements;

(c)	any increases in wages or Employee Benefits contracted for pursuant to any Collective Agreement; and

(d)	a summary of any outstanding and unresolved grievances or disputes under any of the Collective Agreements.

Section 5.17 Material Adverse Changes

     Since December 31, 2002, there has been no condition, event or occurrence that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect.

Section 5.18 Not a Reporting Issuer

     The Corporation is not now and never has been a “reporting issuer,” as such term is defined in the Securities Act (Ontario).

Section 5.19 Receivables

     Attached hereto as part of Schedule 1 is a list as of March 31, 2003 of the accounts receivable (in the form of an aged account balance) and notes receivable of the Corporation, excluding the Excluded Assets. Except to the extent of the reserve for bad debts reflected thereon, such accounts and notes are owing in the amounts shown on Schedule 1.

Section 5.20 Permits, Licenses, Software and Intellectual Property

     Attached hereto as part of Schedule 1 is a list, as of the date hereof, of all permits, licenses, software and software programs developed by or at the request of the Corporation, franchises, site assignments, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Corporation or the Subsidiary. Copies have been made available to Purchaser. The rights of the Corporation and the Vendor in the name “Diversicare” shall be set forth in the Shared Trade Name Agreement entered into at Closing pursuant to Section 9.17 below. Except as set forth on Schedule 1, all of the permits, licenses, software and software programs developed by or at the request of the Corporation, applications, franchises and other items set forth therein that are materially necessary for the operation of the Business are adequate for the operation of the Business and are valid and in full force and effect.

Section 5.21 Trademarks, Name and Logos

     To the best of Vendor’s knowledge, neither the Corporation nor the Business infringe upon any patents, trademarks, trade names, copyrights or intellectual property of any kind of other persons. The Vendor and Advocat have not been informed, and are not aware of any third party’s rights or requirements in respect of the foregoing sentence. The Corporation has not assigned or licensed any of its right, title or interest in respect of the property set forth in this Section 5.21 or any of its proprietary rights to a third party and has not received any notice of conflict with the asserted rights of others. To the Vendor’s knowledge, no employee owns, directly or indirectly, in whole or in part, any patent, trademark, trade name, copyright, brand name, invention, process, formula, trade secret or intellectual property of any kind which the Corporation is currently using has used or the use of which is necessary for the Business.

Section 5.22 Accident History and Workers Compensation

     The Corporation does not now have nor for the past three years has it had any accident history which has resulted or which is likely to result in an increased assessment under any workers compensation or similar type legislation or which would give rise to any claim against the Corporation in respect thereto. All levies under any workplace safety and insurance legislation to which the Corporation is subject have been paid by the Corporation.

Section 5.23 Fixed Assets

     The Corporation has made available to Purchaser all lists or summary descriptions of the Corporation’s vehicles, furniture, fixtures, machinery and equipment (the “Fixed Assets”) in the Corporation’s possession and control. The Corporation disclaims all representations regarding the completeness or accuracy of such lists and summaries. The Corporation owns or leases all Fixed Assets currently used in the operations of the Business.

Section 5.24 Insurance

     The Corporation currently carries such insurance policies as are listed in Schedule 14 attached hereto and such insurance policies are in full force and effect.

Section 5.25 Diversicare VI Limited Partnership Participation Right

     The Corporation’s Management and Guaranteed Return Loan Agreement, as amended, with Diversicare VI entitles the Corporation to 12.5% of all net sale proceeds from the sale of Diversicare VI’s facilities after Mortgage Debt and Limited Partner’s net equity. True and accurate copies of the Management and Guaranteed Return Loan Agreement, as amended, for Diversicare VI have been provided to Purchaser.

     With respect to such right to a share of net sales proceeds, the Corporation has been advised that the retirement home and the nursing home owned by Diversicare VI are being sold to Société en Commandite Maestro pursuant to a purchase and sale agreement dated June 18, 2003, with closing presently scheduled to be completed on or before December 31, 2003.

Section 5.26 2003 Budgets

     True and accurate copies of the Corporation’s Capital and Operating Budgets for 2003, prepared by the Corporation in its budgeting process completed in the fourth quarter of 2002, are attached hereto as Schedule 21.

Section 5.27 Net Assets

     Subject to calculations and adjustments in accordance with Section 2.07, the Net Working Capital Calculation at Closing shall be Three Million Six Hundred Thousand Dollars ($3,600,000.00).

Section 5.28 Advocat Overhead Allocation Expense

     The overhead allocation expense charged to the Corporation by Advocat of Six Hundred Thousand Dollars ($600,000.00) per annum shall be released by Advocat and not be continuing after Closing.

ARTICLE SIX

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

     The Purchaser represents and warrants to the Vendor as follows:

Section 6.01 Organization

     The Purchaser is a corporation, duly incorporated, and validly existing and in good standing under the laws of Ontario.

Section 6.02 Authority

     The Purchaser has all necessary power and authority to enter into this Agreement and each of the Ancillary Documents to which the Purchaser is a party, to carry out the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The Purchaser has properly taken all action required to be taken by the Purchaser with respect to the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby.

Section 6.03 Execution and Delivery

     This Agreement and each of the Ancillary Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other similar Laws affecting creditors’ rights generally or by general principles of equity.

Section 6.04 No Conflicts

     The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of or notification to any Governmental Authority or any other Person under, (a) any Law to which the Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority to which the Purchaser is subject, (c) any of the Purchaser’s organizational or governing documents or (d) any license, agreement, commitment or other instrument or document to which the Purchaser is a party or by which the Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, or notice to any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Document by the Purchaser.

Section 6.05 Insolvency

     There are no cases or proceedings existing under any applicable bankruptcy, insolvency, reorganization or similar Laws in any jurisdiction concerning the Purchaser and no circumstances exist which, under applicable Laws, would reasonably justify any such cases or proceedings. No receiver or bankruptcy trustee has been appointed with respect to all or any portion of any business or assets of the Purchaser.

Section 6.06 Litigation

     There is no claim, legal action, suit, arbitration or other proceeding pending or, to the Purchaser’s knowledge, threatened, against or relating to the Purchaser which, if adversely determined, would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or any of the Ancillary Documents to which the Purchaser is a party, or would otherwise prevent, hinder or delay consummation of the transactions contemplated herein or therein.

Section 6.07 Broker’s Fees

     The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Vendor or Advocat could become liable or obligated. In the event the Purchaser has liability for any fees or commissions to any broker, finder, or agent, the Purchaser shall hold the Vendor and Advocat harmless for all of such fees or commissions.

Section 6.08 Investment Canada Act

     The Purchaser is not a “non-Canadian” within the meaning of such term in the Investment Canada Act (Canada).

Section 6.09 Competition Act

     No approval or consent for the transactions contemplated herein is required pursuant to the Competition Act (Canada).

ARTICLE SEVEN

COVENANTS OF VENDOR, ADVOCAT AND THE CORPORATION
PRIOR TO CLOSING

Section 7.01 Access, Confidential Information

     From the date of the Agreement up to the Closing Date, Advocat and the Vendor will arrange for the Corporation to afford reasonable access at reasonable times and without undue interference to the operation of the Business to the officers and authorized representatives of the Purchaser, the facilities (including both Owned Real Property and Leased Real Property), properties, books and records of the Corporation, and will furnish the Purchaser with such additional financial and operating data and other information as to the Business and Assets as the

Purchaser may from time to time reasonably request. The Vendor and Advocat will, and will cause the Corporation to, cooperate with the Purchaser, its representatives and counsel in the preparation of any documents or other material which may be required by any Governmental Authority in connection with the transactions contemplated by this Agreement. The Purchaser will cause all information obtained from the Vendor and the Corporation in connection with the negotiation and performance of this Agreement to be treated as confidential (except such information as the Purchaser may be required to disclose to any Governmental Authority (which shall, however, to the extent permitted by applicable Laws, be disclosed on a confidential basis)) and will not use, and will not knowingly permit others to use, any such information in a manner detrimental to the Corporation or the Vendor or otherwise. The Purchaser will be entitled to use such information solely for the purposes of verifying the accuracy of the representations and warranties made by the Vendor and Advocat herein and consummating the transactions contemplated herein.

Section 7.02 Operations

     From the date of this Agreement up to the Closing Date, the Corporation shall:

(a)	carry on the Business in substantially the same manner as it had heretofore and not introduce any material new method, or discontinue any existing material method, of management, operation or accounting;

(b)	maintain its properties (including Owned Real Property and Leased Real Property) and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

(c)	perform all their material obligations under agreements relating to or affecting the Assets and Business;

(d)	keep in full force and effect present insurance policies or other comparable insurance coverage until the Closing Date;

(e)	use all reasonable commercial efforts to maintain and preserve their business organization intact, retain its present employees (subject to terminations in the ordinary course) and maintain its relationship with suppliers, customers and others having business relations with them;

(f)	advise the Purchaser promptly in writing of any change in any document, schedule or other information delivered pursuant to this Agreement;

(g)	advise the Purchaser promptly if there has been any damage to, destruction of or loss of any Assets, Owned Real Property of Leased Real Property of the Corporation, whether or not covered by insurance, which has resulted in diminution of value to the Business greater than $25,000.00;

(h)	file on a timely basis and in the ordinary course of business, consistent with past practice, all notices, reports or other filings required to be filed with or reported to any Governmental Authority wherever located with respect to the continuing operations of the Corporation;

(i)	file on a timely basis and in the ordinary course of business, consistent with past practice, all applications or other documents necessary to maintain, renew or extend any permit, license, variance or any other approval required by any Governmental Authority necessary for the continuing operation of the Business and the existence of the Corporation, whether or not such approval would expire before or after the Closing; and

(j)	provide any notice necessary to exercise any option to purchase the Leased Property to the extent such notice must be given between the date of this Agreement and the Closing Date; provided that Purchaser shall provide Vendor with indemnities and other security reasonably acceptable to Vendor assuring Vendor that it will not suffer any damages as a result of the delivery of such notice if the Closing does not occur.

Section 7.03 Real Property

     The Vendor shall deliver or make available to the Purchaser, any of the following documents in the possession or control of the Vendor or the Corporation relating to the Real Property:

(a)	all plans, specifications and drawings for the Real Property, including without limitation, a set of “as built” plans and original working drawings and specifications for and related to the structures on the Real Property and all architectural, structural, electrical and mechanical drawings, plans, specifications, test results from engineers, architects and others relating to the Real Property and related materials;

(b)	all documents, filings, records, applications and other material relating to the compliance of the Real Property with the provisions of all rent control, Landlord and Tenant Act and Rental Housing Protection Act legislation, including, but not limited to, copies of all rent registration documentation, including the building and unit registration forms, copies of all prior rent review orders affecting the Real Property and all documentation relating to any pending application or appeals arising thereafter, a copy of the rent roll for all units to which rent control legislation applies with the last date of rent increase noted, all documentation relating to the allocation of rent and meals and services, copies of any residents claims for rent reduction or rent rebate, or any application by the rent registrar challenging the lawfulness of rents, documentation evidencing whether there has been prepayment of any rentals, copies of all notices of rent increases, copies of any outstanding applications to the Ministry of Housing under the Rent Control Act or analogous legislation by the owner or any residents, copies of any municipal, building, health or safety orders outstanding in connection with the Real Property, copies of all orders on file with the Ministry of Housing;

(c)	copies of all environmental information, records, notices and reports relating to the environmental condition of the Real Property;

(d)	any land surveys prepared pursuant to Section 5.08(c)(iii), and any other surveys prepared with respect to the Real Property;

(e)	written authorizations of the Vendor/Corporation as may be required by any governmental authority having jurisdiction over the Real Property, including, but not limited to, the Building Department, Health Department, Fire Department, Fire Marshall’s Office, Ministry of Housing, Rent Control, Rent Registry and Ministry of Environment and Energy authorities authorizing each such authority, to the extent applicable, to release to the Purchaser such information as to compliance and other matters that the authority may have with respect to the Real Property to the applicable laws;

(f)	a list and true copies of all material agreements and service contracts affecting the Real Property including the resident agreements, leases, and all other contracts or commitments relating in any way to the Purchased Assets;

(g)	legal descriptions of the Real Property;

(h)	certified copies of all insurance policies affecting the Real Property;

(i)	all maintenance contracts, HVAC, snowplow, landscaping, mechanical and electrical service contracts affecting the Real Property; and

(j)	all roof inspection reports and engineers, structural and other inspection reports with respect to the Real Property.

Section 7.04 No Change

     From the date of this Agreement to the Closing Date, the Corporation shall not, and Advocat and Vendor will not permit the Corporation, without the prior written consent of the Purchaser, to:

(a)	make any change in its charter documents or bylaws or enter into any shareholders’ agreements;

(b)	authorize, issue, transfer or distribute any securities or permit any dividends or other distribution in respect of the Purchased Shares;

(c)	except as listed in the Corporation’s capital expenditure budget appended as Schedule 21, enter into any contract or commitment or incur or agree to incur any Liability with respect to material capital expenditures which would negatively affect the Corporation’ business;

(d)	enter into any commitments which would result in a net loss to the Corporation;

(e)	increase the compensation payable or to become payable to any director, officer, employee or agent, or make any bonus payment to any such person, in excess of those amounts disclosed in Schedule 12;

(f)	create, assume or otherwise permit the imposition of any Lien upon any Assets whether now owned or hereafter acquired other than Permitted Encumbrances;

(g)	other than in the normal course of business, sell, assign, finance, lease or otherwise transfer or dispose of any property or equipment having a value in excess of $25,000.00, or enter into any transaction or agreement having a duration in excess of one year;

(h)	merge or consolidate or agree to merge or consolidate with or into any firm, corporation or other entity;

(i)	waive any material rights or claims of the Corporation;

(j)	amend or terminate any material agreement or any permit, license or other right affecting the Assets or the Corporation; or

(k)	enter into any other transaction outside the ordinary course of its business or otherwise prohibited by this Agreement.

ARTICLE EIGHT

CERTAIN COVENANTS AND ADDITIONAL UNDERSTANDINGS

Section 8.01 Confidentiality

     The Purchaser agrees to hold in confidence all documents and information (whether in written, oral, electronic or other form) concerning the Vendor and the Corporation furnished to the Purchaser in connection with the transactions contemplated by this Agreement (or prepared by the Purchaser or its respective Advisors (as hereinafter defined) using such confidential documents or information) and not otherwise lawfully available to the Purchaser (for the purpose of this Section 8.01, the “Confidential Information”). The Purchaser will not release or disclose any Confidential Information to any other Person, except to its attorneys, accountants and other outside consultants retained by it in connection with this Agreement and bound by the confidentiality terms hereof (the “Advisors”) and for the sole purpose of satisfying such retainer, and except to the extent that such information was previously known by the Purchaser or their Advisors, such information entered the public domain through no fault of the Purchaser or their Advisors, or was disclosed to the Purchaser by a third party having no confidentiality obligation to any of the Vendor or the Corporation, or as otherwise required by Law to be disclosed (and in the latter case will, to the extent permitted by applicable Laws, make such disclosure on a confidential basis).

Section 8.02 Publicity

     Without limiting Section 8.01, the Parties shall issue a mutually agreeable press release forthwith upon execution of this Agreement. Thereafter, each Party will consult with the others prior to issuing any further press release or otherwise making any public statement or statement to any other Person with respect to the transactions contemplated by this Agreement, and will not issue any such release or make any such statement over the reasonable objection of the other Party, except as required by Law. Any necessary filing for regulatory approval or notification shall not be deemed a breach of this Section 8.02 provided that reasonable steps are taken, if permitted by applicable Laws to preserve the confidentiality of such disclosure. This Section 8.02 shall survive any termination of this Agreement without the Closing occurring.

Section 8.03 Closing Costs; Fees and Expenses

     The Vendor on the one hand and the Purchaser, on the other, will bear their own costs and expenses, including, without limitation, the fees and expenses of their respective attorneys, accountants, advisors, environmental assessments, appraisers’ and lenders’ finance fees and out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated herein (“Transaction Costs”). This Section 8.03 shall survive any termination of this Agreement without the Closing occurring.

Section 8.04 Noncompetition Covenants of Vendor and Advocat

(a)	Non-Disclosure or Use of Confidential Information and Trade Secrets. Each of the Vendor and Advocat jointly and severally covenants and agrees that, except as may be required by Law, and except for such information as has entered or may hereafter enter the public domain through no action or omission of the Vendor or Advocat in violation of this Agreement, neither the Vendor nor Advocat will neither disclose nor use nor permit to use in any way that is potentially harmful to or competitive with the Business any confidential information relating to any financial information, marketing strategies, pricing policies or characteristics, customers, suppliers and customer and supplier information, customer and supplier lists, product or product specifications, designs, costs, costs of materials, business or business prospects, plans, proposals, codes, trade secrets, marketing studies, research, reports, investigations, or other information of similar character which relate to the Corporation’s Business (collectively referred to in this Section 8.04 as “Confidential Information”).

(b)	Non-Interference with Customer and Supplier Relationships. Each of the Vendor and Advocat jointly and severally covenants and agrees that it will not, from the date of the Closing and for a period of five (5) years thereafter (the “Relevant Period”), directly or indirectly, on their own behalf or on behalf of any other Person, solicit or do business with any customer or supplier of the Corporation or the Subsidiary in all of the Provinces of Canada for the purpose of selling or marketing to such customer or supplier any product or service which is competitive with any product or service which constitutes, or is part of, the Corporation’s business as of the Closing Date. This covenant applies to those customers and suppliers, and their respective related parties, to which the

Corporation or the Subsidiary have sold its products or services to and including the date that is within one (1) year preceding the Closing Date.

(c)	Non-Competition. Each of the Vendor and Advocat jointly and severally covenants and agrees that it will not, during the Relevant Period, directly or indirectly own an interest in, operate, join, control, advise, work for, consult to, or have a financial interest which provides any control of, make loans or advances to, guarantee the indebtedness of, pledge, charge or encumber assets for the benefit of, or participate in any Person, or other entity producing, providing, selling, distributing, consulting or providing services to, or marketing or re-marketing products, goods, equipment, or services directly competitive with or in the same line of business as the Business carried on by the Corporation as of the Closing Date. This prohibition applies in all of the Provinces of Canada. This covenant does not prohibit the ownership of less than two percent (2%) of the outstanding stock of any publicly-traded corporation, partnership or other legal entity as long as the Vendor or Advocat is not otherwise in violation of this Agreement. The covenant also does not prohibit the acquisition (whether through asset purchase, stock purchase or merger with or into the acquirer or a subsidiary thereof) of Vendor or Advocat or their Affiliates by an entity then doing business within any of restricted areas.

(d)	Non-Recruitment by the Vendor and Advocat. Each of the Vendor and Advocat agrees that the Purchaser has and will invest substantial time and effort in acquiring and maintaining the Corporation’s workforce. Accordingly, each of the Vendor and Advocat agrees that during the Relevant Period, it will not (i) hire away, or cause any other person to hire away, any employee of the Corporation or any Affiliate of the Corporation as of the Closing Date unless and until such person has not been employed by the Corporation for a period of at least one (1) year, or (ii) directly or indirectly entice or solicit or seek to induce or influence any individuals employed by the Corporation as of the Closing to leave their employment.

Section 8.05 Post Closing Access

     For a period of five (5) years from the Closing Date and upon reasonable notice, the Purchaser will give, or cause to be given, to the representatives, employees, counsel and accountants of the Vendor, access, during normal business hours, to the books and records which relate to the Corporation and the Business and which relate to periods prior to the Closing, and will permit such persons to examine and copy such records to the extent reasonably requested by the Vendor in connection with the preparation of the Closing Financial Statements, tax and financial reporting matters, audits, legal proceedings, governmental investigations and other legitimate purposes. However, the Purchaser shall not be obligated to take any action pursuant to this Section that would unreasonably disrupt the Corporation or the Business, violate the terms of any contract to which the Corporation are a party or to which the Corporation or any of their assets are subject or grant access to any of the Corporation’s proprietary, confidential or classified information unless in the latter case an appropriate confidentiality agreement is executed, reasonable in the circumstances. The Vendor and the Purchaser will cooperate, and the Purchaser will cause the Corporation to cooperate, with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to any of the Corporation, the Purchased Shares, the Assets or the Business (or the income therefrom or assets thereof) and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

Section 8.06 Notice to Authorities

     If required under applicable Laws and/or requested by the Purchaser, the Vendor shall forthwith give or cause to be given, as promptly as practicable, notice in writing to applicable authorities advising them of the transactions contemplated hereby and confirming that the Vendor surrenders all right, title and interest of the Vendor in and to the Corporation and shall use its commercially reasonable efforts to ensure that as of the Closing Date, all Approvals have been taken and obtained. Similarly, if required under applicable Laws and/or requested by the Vendor, the Purchaser shall forthwith give, or cause to be given, as promptly as practicable, notice in writing to applicable Authorities advising them of the transactions contemplated hereby and confirming its intention to acquire the Purchased Shares. The Purchaser shall use its commercially reasonable efforts to ensure that as of the Closing Date, all Approvals have been taken and obtained.

ARTICLE NINE

CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

     All obligations of the Purchaser under this Agreement are, at the Purchaser’s option, subject to satisfaction or waiver of each of the following conditions, prior to or at the Closing:

Section 9.01 Litigation

     There shall exist no injunction, decree or order by a court or Governmental Authority having jurisdiction over any of the Parties which prohibits or materially restricts or materially hinders the Closing or the performance by any Person of any of its material obligations in this Agreement or any Ancillary Documents or that would materially adversely affect the operation of the Business by the Purchaser after Closing and no application shall have been filed with, or investigation or proceeding commenced or threatened by a court or Governmental Authority, which, if successful or, in the case of an investigation or proceeding once completed, would reasonably be expected to result in any of the foregoing.

Section 9.02 Bringdown Certificates

     The representations and warranties of the Vendor and Advocat contained herein shall be accurate at the time of Closing on the Closing Date as if then made except for such changes as are contemplated by this Agreement, and the Vendor and Advocat shall have performed their covenants required herein to be performed by the Closing and each of the Vendor and Advocat will have executed and delivered to the Purchaser a certificate confirming such accuracy and performance.

Section 9.03 No Payment of Bonuses, Compensation or Loans

     The Corporation shall not have paid any bonus or compensation or made any loan to the Vendor, Advocat or any person not at arm’s length (as defined in the Tax Act).

Section 9.04 Delivery of the Stock Certificates

     The Vendor will have delivered to the Purchaser the certificates representing ownership of the Purchased Shares which shall be properly endorsed to the Purchaser or in blank and otherwise acceptable to the Purchaser’s counsel, acting reasonably, subject to the Pledge Agreement.

Section 9.05 Resignations

     The Vendor shall have caused each director or officer of the Corporation, the Subsidiary and the Affiliates not remaining in office, as determined by the Purchaser, to have executed and delivered such a written resignation and release as a director and/or officer, effective the close of business on the Closing Date.

Section 9.06 Opinion of Legal Counsel

     Purchaser shall have received an opinion from the Vendor’s Solicitor dated the Closing Date, as set out in Schedule 17.

Section 9.07 Consents; Assignments

     All of the consents described in Schedule 16 required for the consummation of the transactions hereby contemplated shall have been obtained at or prior to the Closing Date on terms and conditions acceptable to the Purchaser, including without limitation, the approval of the Ministry of Health and Long Term Care to the transfer of the Purchased Shares pursuant to the Nursing Homes Act (Ontario).

Section 9.08 No Material Adverse Change

     No circumstance, event or change shall have occurred which is inconsistent with past practices that has or could reasonably be expected to have a Material Adverse Effect on the Corporation, as determined by the Purchaser in the Purchaser’s reasonable discretion.

Section 9.09 Employment

     Purchaser shall have access to the senior employment personnel of the Corporation with a view to entering into new employment contracts with such senior employment personnel and the Corporation, conditional upon completion of Closing.

Section 9.10 Corporate Approvals

     The corporate approvals required in accordance with the articles of the Corporation and Law, and referred to in Section 4.08(b), in order to complete the transactions set out in this Agreement shall have been delivered to the Purchaser.

Section 9.11 Assets of the Corporation

     The Assets of the Corporation shall include all tangible property and assets described in the Information Memorandum, the Financial Statements and Schedule 1 hereto other than the Excluded Assets and any items transferred or disposed of with the consent of the Purchaser pursuant to Section 7.04. Vendor shall deliver a certificate of the Corporation’s accounts receivable aged trial balance as at the Effective Date.

Section 9.12 Current Assets

     At Closing, the Net Working Capital Calculation shall be Three Million Six Hundred Thousand Dollars ($3,600,000.00). The Vendor shall deliver at Closing a certified estimate of such amount as at the Effective Date. Purchaser acknowledges that prior to Closing if Vendor and Purchaser reasonably determine that the Net Working Capital Calculation will exceed Three Million Six Hundred Thousand Dollars ($3,600,000.00) at Closing, the Corporation may distribute to Vendor the amount of such excess from the Corporation’s cash provided that there is no adverse tax effect to the Corporation.

Section 9.13 Diversicare VI Limited Partnership Participation Right

     The DVI Transaction shall have closed, or, in the alternative, Purchaser is satisfied, acting reasonably, that the Corporation’s twelve and one-half percent (12.5%) participation right in the retirement home and the nursing home which are owned by Diversicare VI is as described in the Information Memorandum, and that such participation right cannot be terminated for any reason whatsoever, even if the management contract in respect of such homes are terminated.

Section 9.14 Guarantees

     There shall exist no guarantees or covenants given by the Corporation whatsoever to secure the obligations of any other party, including the Vendor, except for the Affiliate Guarantees. For greater certainty, all other guarantees including the guarantee by the Corporation of the Vendor for US Eighteen Million Six Hundred and Forty-Six Thousand Dollars (US$18,646,000.00) shall have been fully discharged and released at Closing to the satisfaction of the Purchaser.

Section 9.15 Advocat Overhead Allocation Expense

     The Purchaser shall have received evidence satisfactory to it that the annual overhead allocation expense charged to the Corporation by Advocat of Six Hundred Thousand Dollars ($600,000.00), as described in the Financial Statements, has been fully and finally released, that it shall not be continuing after Closing.

Section 9.16 S. 116 Tax Act

(a)	Vendor shall deliver to the Purchaser on or before the Closing Time a certificate issued by the Minister of National Revenue under subsection 116(2) of the Tax Act;

(b)	if a certificate is so delivered to the Purchaser, the Purchaser shall be entitled to withhold from the Purchase Price payable at Closing twenty-five percent (25%) of the amount, if any, by which the cost to the Purchaser of the property so acquired exceeds the certificate limit as defined in subsection 116(2) of the Tax Act and fixed by the Minister of National Revenue in such certificate (the “Certificate Limit”);

(c)	if a certificate is not so delivered, the Purchaser shall be entitled to withhold from the Purchase Price payable at the time of Closing an amount equal to 25 percent of the Purchase Price;

(d)	where the Purchaser has withheld any amount under the provisions of clause (c) above and Vendor delivers to the Purchaser, after the Closing Date and within 30 days after the end of the month in which the Purchaser acquired the Purchased Shares, a certificate issued by the Minister of National Revenue under subsection 116(2) of the Tax Act, the Purchaser,

(i)	shall pay forthwith to the Receiver General 25 percent of the amount, if any, by which the purchase price exceeds the Certificate Limit fixed in such certificate; and

(ii)	shall pay forthwith to Vendor any amount that the Purchaser has withheld and is not required to pay to the Receiver General in accordance with subclause (i) above;

(e)	where the Purchaser has withheld any amount under clause (b) or under clause (c) and no certificate has been delivered to the Purchaser by Vendor in accordance with the provisions of clause (d), such amount shall be paid by the Purchaser to the Receiver General under section 116 of the Tax Act; and

(f)	the Purchaser shall not remit the amounts referred to in clause (e) before the third Business Day before the 30th day of the month following the month in which the Purchaser acquired the Purchased Shares.

Section 9.17 Shared Trade Name Agreement

     Vendor and the Corporation shall have executed and delivered an agreement outlining their respective rights in the name “Diversicare” (Vendor’s being exclusive to the U.S. and the Corporation’s being exclusive to Canada) in the form annexed as Schedule 25.

ARTICLE TEN

CONDITIONS PRECEDENT TO THE VENDOR’S OBLIGATIONS

     All obligations of the Vendor under this Agreement are, at the Vendor’s option, subject to satisfaction or waiver of each of the following conditions, prior to or at the Closing:

Section 10.01 Purchaser’s Certificate

     The Purchaser’s representations and warranties contained herein shall be accurate as of the time of Closing on the Closing Date and the Purchaser shall have performed its covenants required herein to be performed by the Closing and the Purchaser will have executed and delivered to the Vendor a certificate confirming such accuracy and performance.

Section 10.02 Purchase Price

     The Purchaser will have paid the Closing Payment in the amount and in the manner contemplated by Article Two.

Section 10.03 Additional Documents

     The Purchaser shall have executed and delivered to the Vendor all other instruments and documents required by this Agreement to be delivered by the Purchaser to the Vendor, and such other instruments and documents which the Vendor or their counsel may reasonably request not inconsistent with the provisions hereof.

Section 10.04 Litigation

     There shall exist no injunction, decree or order by a court or Governmental Authority having jurisdiction over any of the Parties which prohibits or materially restricts or materially hinders the Closing or the performance by any person of any of its material obligations in this Agreement or any Ancillary Documents or that would materially adversely affect the operation of the Business by the Purchaser after Closing and no application shall have been filed with, or investigation or proceeding commenced or threatened by a court or Governmental Authority, which, if successful or, in the case of an investigation or proceeding, once completed, would reasonably be expected to result in any of the foregoing.

Section 10.05 Pledge Agreement

     The Purchaser shall have executed and delivered to the Vendor the Pledge Agreement.

Section 10.06 Opinion of Legal Counsel

     Vendor shall have received an opinion from Purchaser’s Solicitor dated the Closing Dated as set out in Schedule 18.

Section 10.07 Consents; Assignments

     All consents described in Schedule 16 required for the consummation of the transactions hereby contemplated shall have been obtained at or prior to the Closing Date on terms and conditions acceptable to the Purchaser.

Section 10.08 Excluded Assets

     All Excluded Assets shall have been transferred by the Corporation to Vendor.

ARTICLE ELEVEN

SATISFACTION OF CONDITIONS

Section 11.01 Non-Satisfaction of Conditions

     If any of the conditions set forth in Article Nine have not been fulfilled at or before the time of Closing on the Closing Date, the Purchaser and, if any of the conditions set forth in Article Ten have not been fulfilled at or before the time of Closing on the Closing Date, the Vendor, as the case may be, may terminate this Agreement by notice in writing to the other. The Purchaser, in the case of the conditions set forth in Article Nine, and the Vendor, in the case of the conditions set forth in Article Ten, may waive compliance with any such condition in whole or in part if it sees fit to do so, without prejudice to their respective rights of termination in the event of non-fulfilment of any other condition for their benefit contained in such Article in whole or in part or to their respective rights to recover damages or to receive other adjustments for the breach of any representation, warranty, covenant or condition contained in this Agreement. Any termination pursuant to this Article Eleven shall not in any way limit or affect any right or remedy which one Party may have against another in respect of the non-satisfaction of any such condition or in respect of the failure of any party to have complied with any of their covenants and obligations hereunder, unless such other Party can show that, despite having used all reasonable efforts, the non-performance of such condition, covenant or obligation resulted from circumstances beyond its control.

Section 11.02 Satisfaction of Conditions

     The Parties shall use their respective best efforts to cause those conditions of Closing under their reasonable control to have been satisfied on or prior to the Closing.

ARTICLE TWELVE

SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

Section 12.01 Survival of Representations, Warranties and Covenants by Vendor and Advocat

     The representations, warranties and covenants made by the Vendor and Advocat and contained in this Agreement or contained in any Ancillary Document given in order to carry out the transactions contemplated hereby, will survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions in this Section.

(a)	Except as provided in (b) and (c) of this Section, no Warranty Claim may be made or brought by the Purchaser after the date which is two (2) years and nine (9) months following the Closing Date.

(b)	There shall be no such time limitation in respect of a Warranty Claim (i) in connection with title to the Purchased Shares, (ii) which is based upon intentional misrepresentations or fraud of the Vendor or Advocat, or (iii) which is based solely on a liability or obligation of Vendor arising outside of Canada and Warranty Claims based upon such matters may be made by the Purchaser at any time. Further, Vendor’s and Advocat’s representations and warranties relating to Taxes by the Corporation shall survive for the period of time during which the Taxes to which such representations and warranties relate may be assessed or reassessed by the relevant taxing authority, except that Warranty Claims based upon any fraud or misrepresentation attributable to neglect, carelessness or wilful default by the Vendor or the Corporation, in filing a Tax Return or supplying information to any taxation authority, may be made by the Purchaser at any time.

(c)	Any Warranty Claim which is based upon or related to Article Eight of this Agreement may be made or brought by the Purchaser within the periods specified in such Article.

     At the expiration of the periods of time referred to above, the Vendor and Advocat will be released from all obligations and liabilities in respect of the representations and warranties made by each contained in this Agreement or in any Ancillary Documents, except with respect to any Warranty Claim made by the Purchaser in writing prior to the expiration of such periods.

Section 12.02 Survival of Representations, Warranties and Covenants by Purchaser

     The representations, warranties and covenants made by the Purchaser and contained in this Agreement or contained in any Ancillary Documents will survive the Closing and, notwithstanding such Closing shall continue in full force and effect for the benefit of the Vendor, except that:

(a)	no Warranty Claim relating to any representation, warranty or covenant by the Purchaser may be made or brought by the Vendor after the date which is two (2) years and nine (9) months following the Closing Date;

(b)	Any Warranty Claim which is based upon or related to Article Eight of this Agreement may be made or brought by the Vendor within the periods specified in such Article.

Section 12.03 Limitation on Vendor’s Indemnification Covenants

(a)	The Purchaser shall not be entitled to make any Warranty Claim until the aggregate of all damages, losses, liabilities and expenses incurred by the Purchaser as a result of all such Warranty Claim(s) is equal to an aggregate of not less than $50,000.00 and then only with respect to individual Warranty Claims of not less than $5,000.00. After the amount of such damages, losses, liabilities and expenses incurred by the Purchaser exceeds these thresholds, the Purchaser shall be entitled, subject to Section 12.01, to make Warranty Claims to the extent of all of its damages, losses, liabilities and expenses. The total amount of Warranty Claims by Purchaser shall not exceed the amount of the Purchase Price actually paid by Purchaser. The Purchaser shall be estopped from making any Warranty Claim with respect to any discrepancy between the applicable representation or warranty hereunder and the substantive information obtained or discovered by

Purchaser in its due diligence process since the confidentiality letter from Patchcon dated July 15, 2002, unless Purchaser provides written notice of same to Vendor prior to Closing.

(b)	For purposes of subsection (a) of this Section, the terms “cost,” “loss,” “damages,” “liabilities” and “expenses” shall include without limitation the following: all demands, claims, liabilities, settlement amounts (provided the same have been made in accordance with the terms of this Agreement), reasonable costs and expenses, reasonable attorney’s fees, reasonable fees of other professionals or advisers and expert witnesses, interest and/or penalties.

Section 12.04 Indemnity by Vendor and Advocat

     Subject to the terms and provisions of this Article Twelve, the Vendor and Advocat will, jointly and severally, in the case of representations, warranties and covenants provided by each herein or in the Ancillary Documents, indemnify and save harmless the Purchaser from and against any claims, demands, actions, causes of action, damages, loss, liability and reasonable expenses, including solicitors’ fees on a solicitor and own client basis, which may be made or brought against the Purchaser or which Purchaser may suffer or incur as a result of, in respect of or arising out of:

(a)	any failure of the Vendor or Advocat to comply with, or any breach or non-fulfilment by either of, any covenant or agreement of each contained in this Agreement or in any Ancillary Document; and

(b)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Vendor or Advocat contained in this Agreement or in any Ancillary Document.

Section 12.05 Purchaser’s Indemnification Covenants

     Subject to the terms and provisions of this Article Twelve, the Purchaser will indemnify the Vendor and Advocat and save them harmless from and against any and all claims, demands, actions, causes of action, damages, loss, liability and reasonable expenses, including solicitors’ fees, which may be made or brought against the Vendor or Advocat or which the Vendor or Advocat may suffer or incur in respect of or arising out of:

(a)	any failure of the Purchaser to comply with, or any breach or non-fulfilment by the Purchaser of, any covenant or agreement of the Purchaser set forth in this Agreement or any Ancillary Document; and

(b)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser to the Vendor in this Agreement or in any Ancillary Document.

Section 12.06 Limitation on Purchaser’s Indemnification Covenants

(a)	Neither the Vendor nor Advocat shall be entitled to make any Warranty Claim until the aggregate of all damages, losses, liabilities and expenses incurred by the Vendor as a result of all Warranty Claim(s), is equal to an aggregate of not less than $50,000.00 and only with respect to individual Warranty Claims of not less than $5,000.00. After the amount of such damages, losses, liabilities and expenses incurred exceeds these thresholds, the Vendor and Advocat shall be entitled to make Warranty Claims to the extent of all of their damages, losses, liabilities and expenses.

(b)	For purposes of subsection (a) of this Section, the terms “cost,” “loss,” “damages,” “liabilities” and “expenses” shall include without limitation the following: all demands, claims, liabilities, settlement amounts (provided the same have been made in accordance with the terms of this Agreement), reasonable costs and expenses, reasonable attorney’s fees, reasonable fees of other professionals or advisors and expert witnesses, interest and/or penalties.

Section 12.07 Procedure for Claims

     The obligations and liabilities of the parties pursuant to this Article Twelve will be subject to the following terms and conditions:

(a)	Within fifteen days after learning of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”), will give written notice of such claim (“Notice of Claim”) to the other party ( the “Indemnifying Party”); provided, however, that the failure to give such Notice of Claim will not relieve the Indemnifying Party from any liability it may have to the extent it is not prejudiced by such failure. The Notice of Claim will set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Indemnified Party.

(b)	Upon receiving the Notice of Claim, the Indemnifying Party shall have not more than ten Business Days in which to elect, by notice in writing to the Indemnified Party as provided in the section for giving notices in this Agreement, to assume, direct, and control the defense of any such claim or demand, including the exclusive right to select the attorneys who will conduct the defense; provided, however, that the Indemnified Party shall be entitled to take such action as shall be necessary to prevent any such claim or demand from becoming a final judgment, lien or charge prior to any such election by the Indemnifying Party, and any such action taken by the Indemnified Party shall be at the sole expense of the Indemnifying Party. In the event the Indemnifying Party does not elect to pursue such defense within such ten Business Day period or, having assumed it, fails to diligently pursue such defense, the Indemnifying Party shall, in respect of claims properly made hereunder by such Indemnified Party, nevertheless be liable for all costs and expenses incurred in connection with such defense by the Indemnified Party. In the event the Indemnifying Party shall elect to assume such defense with a “Reservation of Rights” (as defined below), then (i) all decisions relating to such defense shall be made by the Indemnifying Party and (ii) subject as set forth below, any costs or expenses incurred by the Indemnified Party joining in the defense of any such claim or pursuing any counterclaim shall be the responsibility of the Indemnified Party. The Indemnifying Party shall not settle any such claim or assessment without the consent thereto of the Indemnified Party, which consent shall not be unreasonably withheld. Assumption of the defense of any claim, suit, action or proceeding by the Indemnifying Party shall not constitute an admission that the Indemnified Party is entitled to such indemnification (the assumption by the Indemnifying Party of the defense of a claim, suit, action or proceeding without such an admission of the Indemnified Party’s entitlement to indemnification being referred to herein as an assumption with a “Reservation of Rights”), provided, that the Indemnifying Party gives to the Indemnified Party notice of its Reservation of Rights at the time of such assumption of the defense. In the case of a claim, suit, action or proceeding in respect of which the Indemnifying Party assumes the defense with a Reservation of Rights, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Party, and if such Indemnified Party shall ultimately be determined to be the prevailing party with respect to such dispute over its entitlement to indemnification, whether through arbitration or in any other manner, such Indemnified Party shall also be entitled to receive from the Indemnifying Party its costs and expenses, including reasonable solicitors or attorney’s fees incurred in connection with such participation. The Indemnified Party shall cooperate in contesting matters which might result in indemnity claims or Warranty Claims for which the Indemnifying Party might become liable under this Agreement by promptly providing or making available (at the sole expense of the Indemnifying Party for out-of-pocket costs associated therewith) all documents and personnel that may be reasonably necessary in contesting such matters. Notwithstanding the foregoing, except in circumstances in which it is ultimately determined that the Indemnified Party is not entitled to indemnification under this Article Twelve in respect of a particular claim, if the interests of the Indemnified Party and Indemnifying Party cannot suitably be represented by the same counsel, the reasonable costs and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party.

(c)	Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in subsection (b) above, shall also be binding upon the Indemnified Party or the Indemnifying Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. In cases in which the Indemnified Party has assumed the defense of a claim, suit, action or proceeding, the Indemnified Party will give the Indemnifying Party at least twenty days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Party may assume the defense of such claim, suit, action or proceeding (subject to the rights of the Indemnified Party to participate in such defense, to employ its own counsel in connection with such claim, suit, action or proceeding and to be reimbursed for its costs therefor, all as set forth in subsection (b) above), and if the Indemnifying Party does so, the proposed settlement or compromise may not be made. The Indemnifying Party will give the Indemnified Party at least twenty days notice of any proposed settlement or compromise of any claim, suit, action or proceeding with respect to which the Indemnifying Party has assumed the defense with a Reservation of Rights, during which time the Indemnified Party may reassume the defense of such claim, suit, action or proceeding (without prejudice to its right to receive from the Indemnifying Party its costs incurred in connection therewith, including reasonable solicitor or attorney’s fees, if it is ultimately determined that the Indemnified Party is the prevailing party with respect to the dispute as to its right to indemnification), and if the Indemnified Party does so the proposed settlement may not be made.

(d)	The provisions set forth in this Article Twelve, shall be the sole and exclusive procedure available to the Indemnifying Party and the Indemnified Party with respect to Warranty Claims and claims for indemnification hereunder.

(e)	The Indemnified Party and the Indemnifying Party agree to use reasonable best efforts to mitigate indemnity claims and Warranty Claims under this Article Twelve. Upon full payment of any Warranty Claim or indemnity claim involving a third party, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01 Notices

     All notices and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally (including delivery by nationally or internationally-recognized courier service), transmitted by telecopier, as follows:

     (a)  If to the Purchaser:

2800-14th Avenue, Suite 500 Markham, Ontario L3R 0E4 Attention: President Facsimile: (905) 477-6030

With copies to:

Robert G.S. Hull Gowling Lafleur Henderson LLP

Suite 5800, Scotia Plaza 40 King Street West Toronto, Ontario, Canada M5H 3Z7 Facsimile: (416) 369-7250

     (b)  If to the Vendor and Advocat:

c/o Advocat Inc. 277 Mallory Station Road, Suite 130 Franklin, Tennessee 37067 Attention: Chief Executive Officer Facsimile: (615) 771-7409

With copy to:

Harwell Howard Hyne Gabbert & Manner, P.C. 315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238-1800 Attention: M. Manner/M.R. Hill Facsimile: (615) 251-1059

or to such other address as the Person to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith. Such Notice shall be deemed to have been received on the day on which it is delivered (if such day is a Business Day) or, if personally delivered, or on the day on which the telecopy is sent if it is received prior to 4:00 p.m. (local time) on a Business Day and if not, on the next following Business Day.

Section 13.02 Amendments and Waivers

     This Agreement may not be amended, modified or supplemented except by written agreement of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 13.03 No Presumption Against Drafter

     Each of the Parties has jointly participated in the negotiation and drafting of this Agreement and will have so participated in the negotiations and drafting of each of the Ancillary Documents. In the event of any ambiguity or if a question of intent or interpretation arises, this Agreement and each of the Ancillary Documents will be construed as if drafted jointly by all of the Parties and no presumptions or burdens of proof will arise favouring any Party by virtue of the authorship of any of the provisions of this Agreement or any of the Ancillary Documents.

Section 13.04 Interpretation

     The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and will not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein will not limit any provision of this Agreement. The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to any “Article”, “Section”, “Exhibit” or “Schedule” will refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement. In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement (whether by cross-referencing or incorporation or otherwise), such provision will be interpreted as if only one, but the broadest one, of such materiality qualification applied to it. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of a Party will not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities made by, any other Party pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the investigating Party, except as set forth in this Agreement or any Ancillary Documents and consummation of the transactions contemplated herein by a Party will not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any Party’s rights and remedies with regard thereto; provided, that the Party discovering such inaccuracy or breach promptly so advises the other Parties. In the event of any inconsistencies or ambiguities between the wording of this Agreement and the Schedules, the wording of this Agreement shall have priority and take precedence over that of the Schedules.

Section 13.05 Non-Assignability

     This Agreement may not be assigned by any Party, by operation of law or otherwise, provided that Vendor acknowledges that Purchaser may desire to restructure the business of the Corporation immediately following Closing. Should Purchaser proceed with such a restructuring, the Vendor will cooperate with all reasonable requests; provided that (i) such restructuring has no adverse effect on the Pledge Agreement, and (ii) any expenses incurred by Vendor in complying with such request shall be reimbursed by Purchaser.

Section 13.06 Parties in Interest

     This Agreement will be binding upon and inure solely to the benefit of the Parties and their respective successors, permitted assigns and legal representatives, as the case may be, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature.

Section 13.07 Governing Law and Arbitration

     All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed and enforced in accordance with the Laws of the province of Ontario, Canada and the laws of Canada applicable therein without regard to the conflicts of law principles of such province. Each Party agrees that any action, dispute or proceeding relating to this Agreement or the Ancillary Documents shall be arbitrable in accordance with the procedures set out in Schedule 6 hereto, and now irrevocably and unconditionally attorns and submits to such arbitration process as binding and determinative and non-appealable.

Section 13.08 Severability

     If any term or provision of this Agreement will, to any extent, be held, to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will not be affected thereby and this Agreement will be deemed severable and will be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any Party of the benefit of the bargain.

Section 13.09 Entire Agreement

     This Agreement and the Ancillary Documents (including the Schedules referred to herein and therein and which form a part hereof and thereof) constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof (including, without limitation, that certain Letter of Intent, dated March 31, 2003, among certain of the Parties) and the Term Sheet dated February 13, 2003.

Section 13.10 Counterparts

     This Agreement may be executed in one or more counterparts and by facsimile (followed by the delivery of the originally executed counterpart thereof), each of which will be deemed to constitute an original and will become effective when one or more counterparts have been signed by each Party (whether originally or by telecopied signature) and delivered to the other parties.

Section 13.11 Set Off

     Any monies or amounts due and owing by any Party hereto to any other Party shall be subject to a right of set off. In order to assert such a right to set off, either Party must comply with the procedures for Warranty Claims prescribed in Article Twelve.

Section 13.12 Further Assurances

     Each Party shall do such acts and shall execute such further documents, conveyances, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within his or its power as any other Party may in writing at any time and from time to time reasonably request be done or executed, in order to give full effect to the provisions of this Agreement and the Ancillary Documents.

Section 13.13 Currency

     All references to currency in this Agreement are, unless otherwise indicated, to Canadian dollars.

Section 13.14 “Knowledge”

     Whenever in this Agreement the terms “to the Corporation’s knowledge”, “to the Vendor’s knowledge” or any similar expressions are used, the Corporation and the Vendor shall be deemed to have the knowledge of each of the individuals listed on Schedule 24 attached hereto, and the Corporation and the Vendor shall be under a duty of due inquiry of such individuals.

Section 13.15 Schedule Update

     After the date of this Agreement, Vendor may supplement any of the Schedules or the letter referred to in Section 5.15 with respect to matters of which it becomes aware after the most recent accepted version of such Schedule or letter by written notice (including all appropriate supporting documentation). Submission of Schedules (including any supplements) or letter update shall be in writing delivered via overnight courier to the Purchaser in accordance with Section 13.01. The submitted Schedules or letter update shall be deemed accepted and thereby become a Schedule to this Agreement or an accepted modification to the letter referred to in Section 5.15 unless within twenty (20) business days after receipt of such proposed Schedule or letter update, the Purchaser provides written notice to the Vendor reasonably detailing the objection thereof. Should the parties not be able to resolve written objections within ten (10) business days thereafter, then during a further period of ten (10) business days, the parties shall in good faith negotiate resolution to the objections and an amendment to this Agreement evidencing such resolution. If no such resolution is reached, then either party may submit the dispute for resolution under the arbitration procedures set forth in Schedule 6.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the date and year first above written.

DIVERSICARE LEASING CORP.

Per:	/s/ William R. Council III Name: William R. Council III Title: President

ADVOCAT INC.

Per:	/s/ William R. Council III Name: William R. Council III Title: President

DIVERSICARE CANADA MANAGEMENT SERVICES CO., INC.

Per:	/s/ P. Richardson Name: P. Richardson Title: President

DCMS HOLDINGS INC.

Per:	/s/ Ernest J. Cappellacci Name: Ernest J. Cappellacci Title: Vice President

Per:	/s/ Domenic Gesualdi Name: Domenic Gesualdi Title: President

PROXY	PROXY

ADVOCAT INC.

Special Meeting of Stockholders to be held November 3, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND
MAY BE REVOKED PRIOR TO ITS EXERCISE

     The undersigned hereby appoints William R. Council III and L. Glynn Riddle, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Special Meeting of Stockholders of Advocat Inc. (“Company”), to be held on Monday, November 3, 2003, at 10:30 a.m. local time, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and the accompanying Proxy Statement, receipt of which is acknowledged by the undersigned, and upon any other business that may properly come before the meeting or any adjournment thereof in accordance with the following instructions:

1.	To approve the sale of all of the stock of Diversicare Canada Management Services Co., Inc., Advocat’s indirect, wholly-owned Canadian Subsidiary to DCMS Holdings Inc. pursuant to the Share Purchase Agreement dated as of August 25, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	In their discretion, William R. Council III and L. Glynn Riddle, or either of them, may act upon such other matters as may properly come before the meeting:

☐	FOR DISCRETION	☐	AGAINST DISCRETION	☐	ABSTAIN

(Continued on reverse side)

(Continued from other side)

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE APPROVAL OF THE SALE OF ALL OF THE STOCK OF DIVERSICARE CANADA MANAGEMENT SERVICES CO., INC. AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated:                 , 2003

Signature

Signature

Instructions: When shares are held by joint tenants, both should sign. If you are signing as attorney, executor, administrator, trustee, or guardian, you must give your full title as such. If you are signing on behalf of a corporation or limited liability company, you must sign in full corporate name by the president, chief manager or other authorized officer. If you are signing on behalf of a partnership, you must sign in partnership name as an authorized person.

ADVOCAT INC.
277 Mallory Station Road, Suite 130
Franklin, TN 37067